Exhibit 4.2

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 11, 2005

among

TAMPA ELECTRIC COMPANY,

a Florida Corporation,

as Borrower

CITIBANK, N.A.,

as Administrative Agent

and

THE LENDERS PARTIES HERETO

(Lenders)

CITIGROUP GLOBAL MARKETS INC.

and J.P. MORGAN SECURITIES INC.,

as Co-Lead Arrangers and Joint Bookrunners

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

THE BANK OF NEW YORK

BNP PARIBAS

and SUNTRUST BANK

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS			1
1.1	Definitions		1
1.2	Rules of Interpretation		1

ARTICLE II. THE CREDIT FACILITY			1
2.1	Credit Facility		1
	2.1.1	Revolving Credit Facility	1
	2.1.2	Interest Provisions Applicable to all Loans	3
	2.1.3	Conversion of Loans	4
	2.1.4	Loan Principal Payment	5
	2.1.5	Promissory Notes	5
	2.1.6	Prepayments	6
2.2	Letter of Credit Facility		6
	2.2.1	Issuance of the Letter of Credit	6
	2.2.2	Availability; Expiration Date of Letters of Credit	6
	2.2.3	Notice of LC Activity	6
	2.2.4	Reimbursement	7
	2.2.5	Reimbursement Obligation Absolute	7
	2.2.6	Reduction and Reinstatement of Stated Amount	8
	2.2.7	Lender Participation	9
	2.2.8	Commercial Practices	10
	2.2.9	Liability of LC Issuing Banks	11
2.3	Total Commitments and Fees		11
	2.3.1	Total Commitment	11
	2.3.2	Reductions and Cancellations	11
	2.3.3	Increase of Total Commitments	11
	2.3.4	Extension of Maturity Date	12
2.4	Fees		14
	2.4.1	Commitment Fee	14
	2.4.2	Letter of Credit Fees	14
	2.4.3	Utilization Fee	14
	2.4.4	Calculation of Fees	14
2.5	Other Payment Terms		15
	2.5.1	Place and Manner	15
	2.5.2	Date	15
	2.5.3	Late Payments	15
	2.5.4	Net of Taxes, Etc.	15
	2.5.5	Application of Payments	17
	2.5.6	Failure to Pay Administrative Agent	17
	2.5.7	Withholding Exemption Certificates	17
2.6	Pro Rata Treatment		18
	2.6.1	Borrowings, Commitment Reductions, Etc.	18
	2.6.2	Sharing of Payments, Etc.	18
2.7	Change of Circumstances		18
	2.7.1	Inability to Determine Rates	18
	2.7.2	Illegality	19

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	2.7.3	Increased Costs	19
	2.7.4	Capital Requirements	20
	2.7.5	Notice; Participating Lenders’ Rights	20
2.8	Funding Losses		20
2.9	Alternate Office, Minimization of Costs		21
	2.9.1	Minimization of Costs	21
	2.9.2	Replacement Rights	21
	2.9.3	Alternate Office	21

ARTICLE III. CONDITIONS PRECEDENT			22
3.1	Conditions Precedent to the Closing Date		22
	3.1.1	Credit Facility Documents	22
	3.1.2	Resolutions	22
	3.1.3	Incumbency	22
	3.1.4	Legal Opinions	22
	3.1.5	Accuracy of Representations and Warranties	22
	3.1.6	Financial Statements	22
	3.1.7	No Defaults	22
	3.1.8	Notice of Borrowing	23
	3.1.9	Certificate of Borrower	23
	3.1.10	Payment of Fees	23
	3.1.11	Existing Credit Facilities	23
3.2	Conditions Precedent to Each Borrowing		23
	3.2.1	Accuracy of Representations and Warranties	23
	3.2.2	No Defaults	23
	3.2.3	Notice of Borrowing	23

ARTICLE IV. REPRESENTATIONS AND WARRANTIES			24
4.1	Corporate Existence and Business		24
4.2	Power and Authorization; Enforceable Obligations		24
4.3	No Legal Bar		24
4.4	No Proceeding, Litigation or Investigation		24
4.5	Governmental Approvals		25
4.6	Financial Statements		25
4.7	True and Complete Disclosure		25
4.8	Investment Company Act		25
4.9	Compliance with Law		25
4.10	ERISA		25
4.11	Solvency		25
4.12	Margin Stock		26

ARTICLE V. COVENANTS OF BORROWER			26
5.1	Existence		26
5.2	Consents, Legal Compliance		26
5.3	Prohibition of Certain Transfers		26
5.4	Payment and Performance of Material Obligations		27
5.5	Taxes		27
5.6	Maintenance of Property, Insurance		27
5.7	Compliance with Laws, Instruments, Etc.		27

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5.8	No Change in Business		28
5.9	Financial Statements		28
5.10	Notices		29
5.11	Financial Covenants		29
5.12	Indemnification		29
5.13	Federal Regulations		31
5.14	Transactions With Affiliates		32

ARTICLE VI. EVENTS OF DEFAULT; REMEDIES			32
6.1	Events of Default		32
	6.1.1	Payments	32
	6.1.2	Debt Cross Default	32
	6.1.3	Bankruptcy; Insolvency	32
	6.1.4	Misstatements; Omissions	32
	6.1.5	Breach of Terms of Agreement	33
	6.1.6	Judgments	33
	6.1.7	Change in Control	33
	6.1.8	ERISA Violations	33
	6.1.9	Security	33
6.2	Remedies		33
	6.2.1	No Further Loans	34
	6.2.2	Cure by Administrative Agent	34
	6.2.3	Acceleration	34
	6.2.4	Cash Collateralization of Letters of Credit	34

ARTICLE VII. ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.			34
7.1	Appointment, Powers and Immunities		34
7.2	Reliance		35
7.3	Non-Reliance		36
7.4	Defaults		36
7.5	Indemnification		36
7.6	Successor Administrative Agent		37
7.7	Authorization		37
7.8	Administrative Agent’s Other Roles; Other Agents		37
7.9	Amendments; Waivers		38
7.10	Withholding Tax		38
7.11	General Provisions as to Payments		39
7.12	Substitution of Lender		39
7.13	Participations		40
7.14	Transfer of Commitments		41
7.15	Laws		41
7.16	Assignability as Collateral		41

ARTICLE VIII. MISCELLANEOUS			42
8.1	Addresses		42
8.2	Additional Security; Right to Set-Off		44
8.3	Delay and Waiver		44
8.4	Costs, Expenses and Attorneys’ Fees		44

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8.5	Entire Agreement	45
8.6	Governing Law	45
8.7	Severability	45
8.8	Headings	45
8.9	Accounting Terms	45
8.10	No Partnership, Etc.	45
8.11	Limitation on Liability	46
8.12	Waiver of Jury Trial	46
8.13	Consent to Jurisdiction	46
8.14	Knowledge and Attribution	46
8.15	Successors and Assigns	46
8.16	Patriot Act Notice	47
8.17	Counterparts	47
8.18	Waiver of Notice Under Existing Credit Agreement	47

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INDEX OF SCHEDULES AND EXHIBITS

Schedule 1	Lenders and Proportionate Shares Under the Facility

Schedule 5.3	Exceptions to Prohibition on Transfers

Exhibit A	Definitions

Exhibit B	Form of Note

Exhibit C-1	Form of Notice of Borrowing

Exhibit C-2	Form of Notice of Conversion of Loan Type

Exhibit C-3	Form of Confirmation of Interest Period Selection

Exhibit C-4	Form of Notice of LC Activity

Exhibit D	Form of Borrower’s Closing Certificate

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THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of October 11, 2005, is entered into among Tampa Electric Company, a Florida corporation (“Borrower”), CITIBANK, N.A., as administrative agent for the Lenders (“Administrative Agent”) and the lenders listed on Schedule 1 or who later become a party hereto (the “Lenders”).

RECITALS

A. Borrower, certain of the Lenders and Citibank, N.A., as administrative agent thereunder, are parties to the Credit Agreement dated as of October 22, 2004 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing 2004 Credit Agreement”).

B. Borrower has requested certain amendments to the provisions of the Existing 2004 Credit Agreement, including the extension of the availability and increase of the commitments thereunder.

C. The Lenders are willing to make such amendments on the terms and conditions hereof, and, accordingly, the parties hereto agree to amend and restate the Existing 2004 Credit Agreement (the “Facility”).

AGREEMENT

NOW, THEREFORE, in consideration of the agreements herein and in the other Credit Facility Documents and in reliance upon the representations and warranties set forth herein and therein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the meanings given in Exhibit A.

1.2 Rules of Interpretation.

Except as otherwise expressly provided, the Rules of Interpretation set forth in Exhibit A shall apply to this Agreement and the other Credit Facility Documents.

ARTICLE II.

THE CREDIT FACILITY

2.1 Credit Facility.

2.1.1 Revolving Credit Facility.

2.1.1.1 Availability. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to advance to Borrower from time to time prior to the Maturity Date, an advance (each, a “Loan”), in an aggregate principal amount not to exceed such

Lender’s Commitment. Subject to the provisions of this Agreement, each Loan shall be funded by the Lenders as described in Section 2.1.1.3. Borrower may, subject to the provisions of this Agreement, borrow, repay and reborrow under the Facility from time to time prior to the Maturity Date.

2.1.1.2 Notice of Borrowing. Borrower shall request Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (a “Notice of Borrowing”) which specifies, among other things:

(a) The principal portion of the requested Borrowing which will bear interest as provided in (A) Section 2.1.2.1(a) (individually, a “Base Rate Loan”), (B) Section 2.1.2.1.(b) (individually, a “LIBOR Loan”) and (C) Section 2.1.2.1(c) (individually, a “Federal Funds Rate Loan”);

(b) The amount of the requested Borrowing, which shall be in the minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a Loan of all remaining undrawn amounts under the Facility);

(c) The date of the requested Borrowing, which shall be a Banking Day; and

(d) The account(s) to which the proceeds of the Borrowing are to be deposited, as contemplated by Section 2.1.1.3(d).

Borrower shall deliver each such Notice of Borrowing so as to provide not less than the Minimum Notice Period. Any Notice of Borrowing may be modified or revoked by Borrower through the Banking Day prior to the applicable Minimum Notice Period, and thereafter shall be irrevocable.

2.1.1.3 Loan Funding.

(a) Notice. The Notice of Borrowing shall be delivered to Administrative Agent in accordance with Section 8.1. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Borrowing.

(b) Pro Rata Loans. Each Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to consist of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(c) Lender Funding. Each Lender shall, before 12:00 noon in the case of LIBOR Loans and 2:00 p.m. in the case of Base Rate Loans or Federal Funds Rate Loans, in each case, on the date of each Borrowing, make available to Administrative Agent at its office specified in Section 8.1, in same day funds, such Lender’s Proportionate Share of such Borrowing. The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(d) Funding of Loans. No later than 2:00 p.m. in the case of LIBOR Loans and 3:00 p.m. in the case of Base Rate Loans or Federal Funds Rate Loans, in each case, on the date specified in each Notice of Borrowing, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in such Notice of Borrowing in Dollars and in immediately available funds, at Administrative Agent’s New York Branch, and shall transfer such funds to the bank account(s) specified by Borrower in the Notice of Borrowing delivered in respect of such Borrowing.

2.1.2 Interest Provisions Applicable to all Loans.

2.1.2.1 Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity or prepayment thereof at one of the following rates per annum:

(a) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, a Base Rate Loan, at a rate per annum equal to the Base Rate (such rate to change from time to time as the Base Rate shall change) plus the Applicable Rate.

(b) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, a LIBOR Loan, at a rate per annum during each Interest Period for such LIBOR Loan equal to the LIBOR Rate for such Interest Period plus the Applicable Rate.

(c) With respect to the principal portion of such Loan that is, and during such periods as such Loan is, a Federal Funds Rate Loan, at a rate per annum equal to the Federal Funds Rate (such rate to change from time to time as the Federal Funds Rate shall change) plus the Applicable Rate.

2.1.2.2 Interest Provisions. Unless otherwise specified by Borrower in a Notice of Borrowing or Notice of Conversion of Loan Type and except as otherwise provided for herein, all Loans shall be Base Rate Loans. Subject to the applicable limitations set forth herein, Loans shall bear interest based upon the LIBOR Rate or the Federal Funds Effective Rate as specified by Borrower in the applicable Notice of Borrowing or Notice of Conversion of Loan Type. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans or Federal Funds Rate Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, the LIBOR Loans whose Interest Period is then ending shall automatically convert to Base Rate Loans at such time.

2.1.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each Base Rate Loan and Federal Funds Rate Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to each LIBOR Loan and, with respect to Interest Periods longer than three months, the last Banking Day of each calendar quarter, and (iii) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type and at maturity (whether by acceleration or otherwise).

2.1.2.4 Interest Periods.

(a) Each Interest Period selected by Borrower for all LIBOR Loans shall be one, two, three or six months or such other period as close to six months as is practicable to enable Borrower to limit the number of LIBOR Loans as required by this Section 2.1.2.4(a) or to comply with clause (C) of the next sentence. Notwithstanding anything to the contrary in the previous sentence, (A) any Interest Period which would otherwise end on a day which is not a Banking Day shall be extended to the next succeeding Banking Day unless such next Banking Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Banking Day; (B) any Interest Period which begins on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Banking Day of the next calendar month; (C) any Interest Period for a Loan which would otherwise end after the Maturity Date shall end on the Maturity Date; (D) Borrower may not at any time have outstanding more than eight different Interest Periods relating to LIBOR Loans; and (E) LIBOR Loans for each Interest Period shall be in the amount of at least $1,000,000.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.1.2, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit C-3, a “Confirmation of Interest Period Selection”) and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2.4(b), such Loans shall automatically convert to Base Rate Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection by telecopy as provided for above) notify Borrower of each determination of the interest rate applicable to each Loan.

2.1.2.5 Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Base Rate Loans shall be based upon a year of 365 or 366 days and the actual days elapsed since the last interest payment date, and shall be adjusted in accordance with any changes in the Base Rate to take effect on the beginning of the day of such change in the Base Rate. All computations of interest on LIBOR Loans and Federal Funds Rate Loans shall be based upon a year of 360 days and the actual days elapsed.

2.1.3 Conversion of Loans. Borrower may convert any Loan from one Type of Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into Base

Rate Loans or Federal Funds Rate Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $5,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit C-2, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) The Loans, or portion thereof, which are to be converted;

(b) The Type into which such Loans, or portion thereof, are to be converted;

(c) If such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans in accordance with Section 2.1.2.4(b); and

(d) The date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.4 Loan Principal Payment. On the Maturity Date, Borrower shall repay to Administrative Agent, for the account of each Lender, the aggregate unpaid principal amount of the Loans made by such Lender, with any remaining unpaid principal, interest, fees and costs due and payable on such date, except that with respect to any Federal Funds Rate Loans (a) Borrower shall repay such Federal Funds Rate Loans on a Banking Day not later than the fourth Banking Day after the date of the requested Federal Funds Rate Borrowing and (b) Borrower shall not use the proceeds of any Federal Funds Rate Loans to repay Federal Funds Rate Loans outstanding hereunder. From and after the Maturity Date, upon payment in full of the aggregate principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Credit Facility Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.1.5 Promissory Notes. The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Lender, be evidenced by Notes in the form of Exhibit B (each, a “Note”), each payable to the order of such Lender and in the principal amount of such Lender’s Commitment. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note or Notes, and/or in the Lenders internal records, the date and amount of each Loan made by such Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note or Notes continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.

2.1.6 Prepayments.

2.1.6.1 Terms of all Prepayments. Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.8).

2.1.6.2 Optional Prepayments. Subject to Section 2.1.6.1, Borrower may, at its option and without penalty, upon three Banking Days’ notice to Administrative Agent, prepay any Loans in whole or in part in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Loans under the Facility).

2.2 Letter of Credit Facility.

2.2.1 Issuance of the Letter of Credit. Subject to the terms and conditions set forth in this Agreement and the applicable Application, each LC Issuing Bank shall, during the Availability Period on each Banking Day specified in a Notice of LC Activity described in Section 2.2.3, issue Letters of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit (as applicable), for the account of Borrower, of the Letter(s) of Credit to which such Notice of LC Activity relates, and deliver each such Letter of Credit (or a notice of extension of the expiry date thereof or increase in the Stated Amount thereof) to the applicable LC Beneficiary. Subject to Section 2.2.6(b), an LC Issuing Bank shall not modify the conditions for draws or terms of availability for any Letter of Credit issued and outstanding hereunder without Borrower’s consent. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of the applicable Application, the terms and conditions of this Agreement shall control.

2.2.2 Availability; Expiration Date of Letters of Credit. The LC Issuing Banks shall have no obligation to issue any Letter of Credit, extend the expiry date of any Letter of Credit or increase the Stated Amount of any Letter of Credit if, after giving effect to such issuance, extension or increase, (a) the sum of the aggregate Stated Amount of all Letters of Credit then outstanding and the aggregate amount of Reimbursement Obligations then outstanding would exceed $50,000,000 or (b) the sum of the aggregate Stated Amount of all Letters of Credit then outstanding, the aggregate amount of Reimbursement Obligations then outstanding and the aggregate principal amount of all Loans then outstanding hereunder would exceed the Total Commitment. Notwithstanding anything herein to the contrary, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Banking Days prior to the Maturity Date.

2.2.3 Notice of LC Activity. Borrower may from time to time request the issuance of a Letter of Credit, the extension of the expiry date of any Letter of Credit or the increase in the Stated Amount of any Letter of Credit by delivering to Administrative Agent and the relevant LC Issuing Bank an irrevocable written notice in the form of Exhibit C-4, appropriately completed (a “Notice of LC Activity”), which specifies, among other things:

(i) the particulars of the Letter of Credit to be issued or the specific Letter of Credit to be extended or the Stated Amount of which is to be increased;

(ii) the name of the LC Issuing Bank for such Letter of Credit;

(iii) the issue date and expiration date of the Letter of Credit to be issued or extended (which shall be subject to the last sentence of Section 2.2.2); and

(iv) the Stated Amount of such Letter of Credit which together with the aggregate Stated Amount of all Letters of Credit then outstanding, the aggregate amount of Reimbursement Obligations then outstanding and the aggregate principal amount of all Loans made hereunder, shall not exceed the then Total Commitments.

Borrower shall give the Notice of LC Activity to Administrative Agent and the relevant LC Issuing Bank at least two Banking Days before the requested date of issuance of any Letter of Credit, and at least two Banking Days before the requested date of extension, or increase in the Stated Amount, of any Letter of Credit. Any Notice of LC Activity, once given by Borrower, may not be modified or revoked.

2.2.4 Reimbursement. Each LC Issuing Bank shall notify Borrower of any Drawing Payment under any Letter of Credit issued by such LC Issuing Bank within one Banking Day after the date that such Drawing Payment is made (the date such Drawing Payment is made, the “Drawing Date”); provided, however, that such LC Issuing Bank’s failure to provide such notification shall not relieve Borrower of its Reimbursement Obligation. No later than 12:00 noon on the Banking Day next following receipt of such notice, Borrower shall either make or cause to be made to such LC Issuing Bank a payment, or Borrower shall deliver a Notice of Borrowing for a Base Rate Loan to be made to Borrower on such Banking Day, or a combination of a payment and delivery of such a Notice of Borrowing, in an aggregate amount (the “Reimbursement Payment”) equal to the sum of (a) the full amount of such Drawing Payment and (b) interest thereon for each day or portion thereof until such Drawing Payment is paid in full made at a rate equal to (i) from the Drawing Date through such next following Banking Day, the Base Rate plus the Applicable Rate then applicable to Base Rate Loans and (ii) thereafter, the Default Rate; provided that (x) such Reimbursement Payment shall be for the benefit of each Lender (in proportion to its Proportionate Share) to the extent that, prior to the time such Reimbursement Payment is made, such Lender has, pursuant to Section 2.2.7, paid such LC Issuing Bank its respective Proportionate Share of the Drawing Payment made by such LC Issuing Bank; (y) the proceeds of any Base Rate Loans or Federal Funds Rate Loans shall be applied by Administrative Agent to the extent required to make the respective Reimbursement Payment, and (z) in the event Borrower shall fail to obtain any such Base Rate Loans or Federal Funds Rate Loans, Borrower shall forthwith make such Reimbursement Payment. If a Reimbursement Payment is made in the full amount of such Drawing Payment by 3:00 p.m. on the applicable Drawing Date, no interest shall be payable on such Drawing Payment.

2.2.5 Reimbursement Obligation Absolute. The Reimbursement Obligation of Borrower for each Drawing Payment shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under and without regard to any circumstances, including (a) any lack of validity or enforceability of any Letter of Credit, this Agreement or any of the other Credit Facility Documents; (b) any amendment or waiver of or any consent to departure from all or any terms of any of the Letters of Credit, this Agreement or any of the other Credit Facility Documents; (c) the existence of any claim, setoff, defense or other right which Borrower may have at any time against any LC Beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such LC Beneficiary or transferee may be acting), any LC Issuing Bank, Administrative Agent, any Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, the transactions contemplated herein or in the other Credit Facility Documents, or in any unrelated transactions; (d) any breach of contract or dispute among or between Borrower, any LC Issuing Bank, Administrative Agent, any Lender, or any other Person; (e) any demand, statement, certificate, draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (f) payment by any LC Issuing Bank under any Letter of Credit against presentation of any demand, statement, certificate, draft or other document which does not strictly comply with the terms of such Letter of Credit; (g) any non-application or misapplication by an LC Beneficiary of the proceeds of any Drawing Payment under a Letter of Credit or any other act or omission of an LC Beneficiary in connection with a Letter of Credit; (h) any extension of time for or delay, renewal or compromise of or other indulgence or modification to the Drawing Payment granted or agreed to by any LC Issuing Bank, Administrative Agent or any Lender, with or without notice to or approval by Borrower; (i) any failure to preserve or protect any collateral, any failure to perfect or preserve the perfection of any lien thereon, or the release of any of the collateral securing the performance or observance of the terms of this Agreement or any of the other Credit Facility Documents; (j) the solvency or financial responsibility of any party issuing any documents in connection with the Letter of Credit; (k) any error in the transmission of any message relating to a Letter of Credit not caused by the LC Issuing Bank thereof, or any delay or interruption in any such message; (l) any error, neglect or default of any correspondent of any LC Issuing Bank in connection with a Letter of Credit; (m) any consequence arising from acts of God, war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of any LC Issuing Bank; (n) so long as an LC Issuing Bank in good faith determines that the contract or document appears substantially to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to such LC Issuing Bank in connection with a Letter of Credit except to the extent such LC Issuing Bank’s actions are judicially determined to have constituted gross negligence; or (o) any other circumstances or happenings whatsoever relating to Borrower or such Reimbursement Obligation, whether or not similar to any of the foregoing, including any commercial frustration of purpose, any Regulatory Change, any failure of an LC Beneficiary or any other Person to perform or observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection with the Credit Facility Documents to which each is a party; provided, however, that nothing in this Section 2.2.5 shall relieve any LC Issuing Bank, Administrative Agent or any Lender from liability for its gross negligence or willful misconduct.

2.2.6 Reduction and Reinstatement of Stated Amount. (a) The Stated Amount of each Letter of Credit shall be reduced by the amount of Drawing Payments made in respect thereof. Notwithstanding anything to the contrary contained in this Section 2.2.6, once so reduced, the Stated Amount of any Letter of Credit shall not be reinstated except upon payment by Borrower of the Reimbursement Obligation corresponding to such Drawing Payment and satisfaction of the conditions for an increase in the Stated Amount of a Letter of Credit set forth in Section 3.2.

(b) Upon the occurrence and during the continuation of an Event of Default under Section 6.1 or at such time as, pursuant to the terms hereof, Administrative Agent and the Lenders have accelerated the Obligations and upon the request of Administrative Agent (acting at the direction of the relevant LC Issuing Bank or Required Lenders), Borrower shall, or shall cause Borrower to, deposit in an account with Administrative Agent, in the name of Administrative Agent for the benefit of such LC Issuing Bank and the Lenders, an amount equal to the then Aggregate LC Stated Amount. Such deposit shall be held by Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by Administrative Agent to reimburse the relevant LC Issuing Bank for Drawing Payments for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of any contingent Reimbursement Obligations with respect to outstanding Letters of Credit. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid or to any other Obligations hereunder) shall be returned to Borrower within three Banking Days after all Events of Default have been cured or waived and all amounts due and payable to Administrative Agent and the Lenders hereunder have been paid. In addition, upon the occurrence and during the continuation of an Event of Default under Section 6.1.3, Administrative Agent (acting at the direction of the relevant LC Issuing Banks or Required Lenders) shall be entitled to cancel all outstanding Letters of Credit any time at least 30 days after delivery to the LC Beneficiary of each Letter of Credit that will be canceled a written notice of such intent to cancel, whereupon the LC Beneficiary shall be entitled to draw upon the applicable Letter of Credit in accordance with its terms.

2.2.7 Lender Participation. By the issuance of a Letter of Credit by an LC Issuing Bank (and an amendment to a Letter of Credit increasing the amount thereof) and without further action on the part of such LC Issuing Bank or the Lenders, such LC Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such LC Issuing Bank, a participation in such Letter of Credit in an amount equal to such Lender’s Proportionate Share of the Stated Amount of such Letter of Credit, and the issuance of a Letter of Credit shall be deemed a confirmation to the LC Issuing Banks of such participation in such amount. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the relevant LC Issuing Bank, such Lender’s Proportionate Share of each Reimbursement Obligation made by such LC Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.2.4, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.2.7 in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever. Each LC Issuing Bank may request the Lenders to pay to such LC Issuing Bank their respective Proportionate Shares of all or any portion of any Drawing Payment made or to be made by such LC Issuing Bank under any Letter of Credit by contacting each Lender and Administrative Agent telephonically (promptly confirmed in writing) within two

Banking Days after such LC Issuing Bank has received notice of or request for such Drawing Payment, and specifying the amount of such Drawing Payment, such Lender’s Proportionate Share thereof, and the date on which such Drawing Payment is to be made or was made; provided, however, that such LC Issuing Bank shall not request the Lenders to make any payment under this Section 2.2.7 in connection with any portion of a Drawing Payment for which such LC Issuing Bank has been reimbursed through a Reimbursement Payment by Borrower (unless such Reimbursement Payment has been thereafter recovered by Borrower). Upon receipt of any such request for payment from such LC Issuing Bank, each Lender shall pay to such LC Issuing Bank such Lender’s Proportionate Share of the unreimbursed portion of such Drawing Payment, together with interest thereon at a per annum rate equal to the Federal Funds Effective Rate, as in effect from time to time, from the date of such Drawing Payment to the date on which such Lender makes payment. Each Lender’s obligation to make each such payment to such LC Issuing Bank shall be absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including the occurrence or continuance of any Inchoate Default or Event of Default, or the failure of any other Lender to make any payment under this Section 2.2.7, and each Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If any Reimbursement Payment is made to Administrative Agent or any LC Issuing Bank, Administrative Agent or such LC Issuing Bank, as applicable, shall pay to each Lender which has paid its Proportionate Share of the Drawing Payment such Lender’s Proportionate Share of the Reimbursement Payment and shall, in the case of Administrative Agent, pay to such LC Issuing Bank and, in the case of such LC Issuing Bank, retain, the balance of such Reimbursement Payment.

2.2.8 Commercial Practices. Borrower assumes all risks of the acts or omissions of any LC Beneficiary or transferees of any Letter of Credit with respect to the use of such Letter of Credit. Borrower agrees that neither any LC Issuing Bank, Administrative Agent nor any Lender (nor any of their respective directors, officers, or employees) shall be liable or responsible for: (a) the use which may be made of any Letter of Credit or for any acts or omissions of any LC Beneficiary or transferee in connection therewith; (b) any reference which may be made to this Agreement or to any Letter of Credit in any agreements, instruments or other documents; (c) the validity, sufficiency or genuineness of documents other than the Letters of Credit, or of any endorsement(s) thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged or any statement therein proved to be untrue or inaccurate in any respect whatsoever; (d) payment by any LC Issuing Bank against presentation of documents which do not strictly comply with the terms of the applicable Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (e) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that an LC Issuing Bank shall be liable to Borrower for acts or events described in clauses (a) through (e) above, to the extent, but only to the extent, of any direct damages, as opposed to indirect, special or consequential damages, suffered by Borrower which Borrower proves were caused by (i) any LC Issuing Bank’s willful misconduct or gross negligence in determining whether a drawing made under the applicable Letter of Credit complies with the terms and conditions therefor stated in such Letter of Credit or (ii) any LC Issuing Bank’s willful failure to pay under any Letter of Credit after a drawing by the respective LC Beneficiary strictly complying with the terms and conditions of the applicable Letter of Credit. Without limiting the foregoing, any LC Issuing Bank may accept any document that appears on its face to be in order, without responsibility for further investigation. Borrower hereby waives any right to object to any payment made under a Letter of Credit with regard to a drawing that is in the form provided in such Letter of Credit but which varies with respect to punctuation (except punctuation with respect to any Dollar amount specified therein), capitalization, spelling or similar matters of form.

2.2.9 Liability of LC Issuing Banks. Each LC Issuing Bank shall be entitled to the protection accorded to Administrative Agent pursuant to Section 7.1.2 with such conforming changes thereto as may necessary to make such provisions applicable to each LC Issuing Bank.

2.3 Total Commitments and Fees.

2.3.1 Total Commitment. The sum of (a) the aggregate principal amount of all Loans made by the Lenders plus (b) the aggregate Stated Amount of all Letters of Credit issued hereunder and outstanding at any time plus (c) the aggregate amount of Reimbursement Obligations outstanding at any one time shall not exceed $325,000,000, subject to reductions or increases by Borrower pursuant to Section 2.3.2 or 2.3.3 (as so reduced or increased from time to time, the “Total Commitment”).

2.3.2 Reductions and Cancellations. Borrower may, from time to time upon three Banking Days’ written notice to Administrative Agent (who shall promptly deliver such notice to the Lenders), permanently reduce, by an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or cancel in its entirety, the Total Commitment. Notwithstanding anything in this Section 2.3.2 to the contrary, Borrower may not reduce or cancel any portion of the Total Commitment if, after giving effect to such reduction or cancellation, (a) the aggregate principal amount of all Loans then outstanding would exceed the Total Commitment or (b) such reduction or cancellation would cause a violation of any provision of this Agreement or the other Credit Facility Documents. Borrower shall pay to Administrative Agent any Commitment Fee and Utilization Fee then due on such cancelled amount upon any such reduction or cancellation. From the effective date of any such reduction, the Commitment Fee and Utilization Fee shall be computed on the basis of the Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated, provided that the reduction of the Total Commitments shall not preclude a subsequent increase thereof in accordance with Section 2.3.3. Any reductions pursuant to this Section 2.3.2 shall be applied ratably to each Lender’s respective Commitments in accordance with Section 2.6.1.

2.3.3 Increase of Total Commitments.

(a) Requests for Commitment Increase. Borrower may, at any time, propose that the Total Commitments hereunder be increased (each such proposed increase being a “Commitment Increase”) by having an existing Lender agree to increase its then existing Commitment (each an “Increasing Lender”) and/or by adding as a new Lender hereunder any Person which shall agree to provide a Commitment hereunder (each an “Assuming Lender”), in each case with the consent of Administrative Agent (such consent not to be unreasonably withheld) and each LC Issuing Bank, by notice to Administrative Agent specifying the amount of the relevant Commitment Increase, the Lender or Lenders providing for such Commitment Increase and the date on which such increase is to be effective (the “Commitment Increase Date”), which shall be a Banking Day at least three Banking Days after delivery of such notice and 30 days prior to the Maturity Date; provided that:

(A) the minimum amount of the Commitment of any Assuming Lender, and the minimum amount of the increase of the Commitment of any Increasing

Lender, as part of such Commitment Increase shall be $5,000,000 or an integeral multiple of $1,000,000 in excess thereof;

(B) the Total Commitments shall be increased at any time in an aggregate minimum amount of $10,000,000;

(C) the aggregate amount of all Commitment Increases hereunder shall not exceed $50,000,000;

(D) no Inchoate Default or Event of Default shall have occurred and be continuing on such Commitment Increase Date or shall result from the proposed Commitment Increase; and

(E) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of the date of the Commitment Increase Date, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

No Lender shall be obligated to become an Increasing Lender hereunder.

(b) Effectiveness of Commitment Increase. Each Commitment Increase (and the increase of the Commitment of each Increasing Lender and/or the new Commitment of each Assuming Lender, as applicable, resulting therefrom) shall become effective as of the relevant Commitment Increase Date upon receipt by Administrative Agent, on or prior to 9:00 a.m. on such Commitment Increase Date, of (A) a certificate of a duly authorized officer of Borrower stating that the conditions with respect to such Commitment Increase under this paragraph (b) have been satisfied and (B) an agreement, in form and substance satisfactory to Borrower and Administrative Agent, pursuant to which, effective as of such Commitment Increase Date, the Commitment of each such Increasing Lender shall be increased or each such Assuming Lender, as applicable, shall undertake a Commitment, duly executed by such Increasing Lender or Assuming Lender, as the case may be, and Borrower and acknowledged by Administrative Agent. Upon Administrative Agent’s receipt of a fully executed agreement from each Increasing Lender and/or Assuming Lender referred to in clause (B) above, together with the certificate referred to in clause (A) above, Administrative Agent shall record the information contained in each such agreement in the Register and give prompt notice of the relevant Commitment Increase to Borrower and the Lenders (including, if applicable, each Assuming Lender). On each Commitment Increase Date Borrower shall simultaneously (i) prepay in full the outstanding Loans (if any) held by the Lenders immediately prior to giving effect to the relevant Commitment Increase, (ii) if Borrower shall have so requested in accordance with this Agreement, borrow new Loans from all Lenders (including, if applicable, any Assuming Lender) such that, after giving effect thereto, the Loans are held ratably by the Lenders in accordance with their respective Commitments (after giving effect to such Commitment Increase) and (iii) pay to the Lenders the amounts, if any, payable under Section 2.7.

2.3.4 Extension of Maturity Date.

(a) Request for Extension. Borrower may, by notice to Administrative Agent (which shall promptly notify the Lenders) not more than 60 days and not less than 30 days prior to each anniversary of the Closing Date (such anniversary date, the “Extension Date”), request (each, an “Extension Request”) that the Lenders extend the Maturity Date then in effect (the “Existing Maturity Date”) for an additional one year, provided that no more than two Extension Requests shall be permitted hereunder. Each Lender, acting in its sole discretion, shall, by notice to Borrower and Administrative Agent given not later than the 20th day (or such later day as shall be acceptable by Borrower) following the date of Borrower’s notice, advise Borrower whether or not such Lender agrees to such extension; provided that any Lender that does not so advise Borrower shall be deemed to have denied such Extension Request. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(b) Replacement of Non-extending Lenders. Borrower shall have the right at any time on or prior to the relevant Extension Date to replace any non-extending Lender with, and otherwise add to this Agreement, one or more other lenders (which may include any Lender) (each an “Additional Commitment Lender”) in each case with the consent of Administrative Agent (such consent not to be unreasonably withheld) and each LC Issuing Bank. Each Additional Commitment Lender which has been so approved shall enter into an agreement in form and substance satisfactory to Borrower and Administrative Agent pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Commitment and (if not already a Lender under this Agreement) become a Lender hereunder (and, if such Additional Commitment Lender is already a Lender, agree to increase its Commitment hereunder) in the agreed amount as long as each Non-extending Lender being replaced is paid in full.

(c) Effectiveness of Extension. If (and only if) the Total Commitments of the Lenders that have agreed in connection with any Extension Request to extend the Existing Maturity Date and the additional Commitments of the Additional Commitment Lenders shall be at least 50% of the total Commitments in effect immediately prior to the Extension Date, then, effective as of the Extension Date, the Maturity Date, with respect to the Commitment of each Lender that has agreed to so extend its Commitment and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (or, if such date is not a Banking Day, such Maturity Date as so extended shall be the next preceding Banking Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

Notwithstanding the foregoing, the extension of the Existing Maturity Date shall not be effective with respect to any Lender unless as of the relevant Extension Date (i) no Inchoate Default or Event of Default shall have occurred and be continuing and (ii) each representation and warranty set forth in Article IV shall be true and correct as if made on and as of such date, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time (and Administrative Agent shall have received a certification to such effect from a Responsible Officer of Borrower, together with such evidence and other related documents as Administrative Agent may reasonably request with respect to the Borrower’s authorization of the extension and their respective obligations hereunder).

Notwithstanding anything herein to the contrary, with respect to the Commitment of any Lender that has not approved any Extension Request and has not been replaced as a Lender hereunder pursuant to Section 2.3.4(b), the Maturity Date shall remain unchanged.

2.4 Fees

2.4.1 Commitment Fee. On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) and on the Maturity Date (or, if the Total Commitment is cancelled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, accruing from the Closing Date or the first day of such quarter, as the case may be, a commitment fee (the “Commitment Fee”) for such quarter (or portion thereof) then ending on the daily average unused portion of the Total Commitment during such quarter (or portion thereof) which shall accrue at the Applicable Rate.

2.4.2 Letter of Credit Fees.

2.4.2.1 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) commencing on the Closing Date and ending on the Maturity Date and on the Expiration Date of each Letter of Credit, Borrower shall pay to Administrative Agent for the benefit of the LC Issuing Bank of such Letter of Credit, accruing from the date of issuance of such Letter of Credit, a Letter of Credit fee (the “LC Bank Letter of Credit Fee”) for such quarter (or portion thereof) then ending in an amount as agreed between Borrower and such LC Issuing Bank.

2.4.2.2 Borrower agrees to pay each LC Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

2.4.2.3 On the third Banking Day after the end of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the Closing Date) commencing on the Closing Date and ending on the Maturity Date, Borrower shall pay to Administrative Agent for the benefit of the Lenders, a Letter of Credit fee (the “Lenders Letter of Credit Fee”) on the face amount of each such Letter of Credit for such quarter (or portion thereof) then ending on all outstanding Letters of Credit which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans.

2.4.3 Utilization Fee. Borrower agrees to pay to Administrative Agent for account of each Lender a utilization fee (the “Utilization Fee”), for each day until the Loans made to Borrower are paid in full that the sum of (a) the aggregate outstanding principal amount of the Loans, (b) the aggregate Stated Amount of all Letters of Credit issued and outstanding hereunder and (c) the aggregate outstanding amount of Reimbursement Obligations shall exceed 50% of the Total Commitment (or at any time following the termination of the Total Commitment for any other reason, the Total Commitment in effect immediately prior to such conversion or termination, as the case may be), at a rate per annum equal to the Applicable Rate of the aggregate outstanding principal amount of such Lender’s Loans for such day. Accrued Utilization Fees (if any) shall be payable on each date Commitment Fees are payable.

2.4.4 Calculation of Fees. All fees payable under this Section 2.4 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.5 Other Payment Terms.

2.5.1 Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to Citibank, N.A., at the account specified by the Administrative Agent to Borrower for such purpose, in lawful money of the United States and in immediately available funds not later than 12:00 noon, on the date on which such payment is due. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon, otherwise on the next Banking Day.

2.5.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.5.3 Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Credit Facility Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, Borrower shall pay interest (including following any Bankruptcy Event with respect to Borrower) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

2.5.4 Net of Taxes, Etc.

2.5.4.1 Taxes. Subject to each Lender’s compliance with Section 2.5.7, any and all payments to or for the benefit of Administrative Agent or any Lender by Borrower hereunder or under any other Credit Facility Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding income and franchise taxes, which include taxes imposed on or measured by the net income, net profits or capital of Administrative Agent or such Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender and such jurisdiction or political subdivision, unless such connection results solely from such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Facility Documents. If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Credit Facility Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of the United States of America, the State of New York or the State of Florida from any payment made hereunder or under any other Credit Facility Document or from the execution or delivery or otherwise with respect to this Agreement or any other Credit Facility Document (hereinafter referred to as “Other Taxes”).

2.5.4.2 Indemnity. Borrower shall indemnify each Lender for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4) paid by any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Lender’s gross negligence or willful misconduct. Each Lender agrees to give notice to Borrower of the assertion of any claim against such Lender relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify Borrower of such assertion within such 90 day period shall not relieve Borrower of its obligation under this Section 2.5.4 with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.5.4 with respect to Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as Borrower receives notice from such Lender as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

2.5.4.3 Notice. Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall compensate each Lender for all reasonable losses and expenses sustained by such Lender as a result of any failure by Borrower to so furnish such copy of such receipt.

2.5.4.4 Conduits. Notwithstanding anything to the contrary contained in this Section 2.5.4, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(l) of the Code and the Treasury Regulations issued thereunder) then with respect to any payments made by Borrower under this Agreement or under any Note, Borrower shall not be obligated to pay additional amounts to such Lender pursuant to this Section 2.5.4 to the extent that the amount of United States Taxes exceeds the amount that would have otherwise been payable if such Lender were not a conduit entity participating in a conduit financing arrangement.

2.5.4.5 Survival of Credit Facility Obligations. The obligations of Borrower under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.5.5 Application of Payments. Payments made under this Agreement or the other Credit Facility Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Credit Facility Documents, (b) next to any accrued but unpaid interest then due and owing and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.5.6 Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the Federal Funds Effective Rate for the first five days after such date, and subsequent thereto at the Base Rate. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5.6 shall be conclusive in the absence of demonstrable error.

2.5.7 Withholding Exemption Certificates. Administrative Agent on the Closing Date and each Lender upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement agrees that it will deliver to Administrative Agent and Borrower either (A) a statement that it is formed under the laws of the United States of America or a state thereof or (B) if it is not so incorporated, two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which delivers to Borrower and Administrative Agent a Form W-8ECI or W-8BEN pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the said letter and Form W-8ECI or W-8BEN, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of Form W-8ECI or W-8BEN, establishing an exemption from United States backup withholding tax. Borrower shall not be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.5.4.1 (or make an indemnification payment pursuant to Section 2.5.4.2) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.5.7.

2.6 Pro Rata Treatment.

2.6.1 Borrowings, Commitment Reductions, Etc. Except as otherwise provided herein, (a) each Borrowing and each reduction of the Total Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares, (b) each payment of principal and interest on Loans shall be made or shared among the Lenders holding such Loans, pro rata according to their respective Proportionate Shares and (c) each payment of Commitment Fees, Utilization Fees and Lenders Letter of Credit Fees shall be shared among the Lenders pro rata according to (i) their respective Proportionate Shares of the Commitments and (ii) in the case of each Lender which becomes a Lender hereunder after the date hereof, the date upon which such Lender so became a Lender.

2.6.2 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.6.1, such Lender shall forthwith purchase from the other Lenders such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (a) the amount of such other Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.7 Change of Circumstances.

2.7.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the LIBOR Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) the Majority Lenders shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any suspension shall be converted at the end of the then current Interest Period for such Loans into Base Rate Loans, as applicable, unless such suspension has then ended.

2.7.2 Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of the type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans, as the case may be, shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.3, convert any then outstanding LIBOR Loans into Base Rate Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay or convert (at Borrower’s option) LIBOR Loans into Base Rate Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans as LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

2.7.3 Increased Costs. If, after the date of this Agreement, any Change of Law:

2.7.3.1 Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or Commitment in respect thereof, or shall change the basis of taxation of payments by Borrower to any Lender on such a Loan or with respect to any such Commitment (except for Taxes, Other Taxes or changes in the rate of taxation on the overall net income of any Lender); or

2.7.3.2 Shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Reserve Requirement”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by, any Lender for any LIBOR Loan; or

2.7.3.3 Shall impose on any Lender any other condition directly related to any LIBOR Loan or Commitment in respect thereof;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such LIBOR Loan or Commitment in respect thereof or to reduce any amount receivable by such Lender hereunder; then Borrower shall from time to time, within 30 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.7.4 Capital Requirements. If any Lender determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Lender, or the Lending Office of such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender or such Person, within 30 days after demand of Administrative Agent on behalf of such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by Administrative Agent on behalf of such Lender or such Person shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.7.5 Notice; Participating Lenders’ Rights. Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.7, as promptly as practicable, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtained knowledge thereof; provided, however, that the failure to give Borrower notice within such 180 day period and to make such determination during such periods shall not relieve Borrower of the obligation under this Section 2.7 with respect to any claim arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.7 with respect to the time between the end of such period and such time as Borrower receives notice from such Lender as provided herein. No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.7.3 or Section 2.7.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitments in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.

2.8 Funding Losses. If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans, (b) fail to borrow any LIBOR Loans in accordance with a Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (c) fail to convert any Base Rate Loans or Federal Funds Rate Loans into LIBOR Loans, as applicable, in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable, or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the Applicable Rate in respect of the interest rate on LIBOR Loans). Each Lender demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.9 Alternate Office, Minimization of Costs.

2.9.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.5.4, 2.7.3, 2.7.4 or 2.8, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.9.2 Replacement Rights. If and with respect to each occasion that a Lender either makes a demand for compensation pursuant to Section 2.5.4, 2.7.3 or 2.7.4 or is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.7.2 or such Lender wrongfully fails to fund a Loan, Borrower may, upon at least 5 Banking Days’ prior irrevocable written notice to each of such Lenders and Administrative Agent, in whole permanently replace the Loans and Commitments of such Lender; provided that Borrower shall replace such Loans and Commitments with the Loans and Commitments of a lender reasonably satisfactory to Administrative Agent and satisfactory to each LC Issuing Bank. Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the fourteenth (14th) day after the day such notice is given. On the effective date of any replacement of a Lender’s Loans and Commitments and Obligations pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement; (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.5.4, 2.7.3 or 2.7.4, as applicable, and any other amount then payable hereunder to such Lender. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans and termination of such Lender’s Commitments pursuant to this Section 2.9.2, such Lender shall cease to be a Lender hereunder. No such termination of such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such termination or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

2.9.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth on Schedule 1 and may assign all of its interests under the Credit Facility Documents, and its Notes, to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.5.4, 2.7.3 or 2.7.4, or make an interest rate option unavailable pursuant to Section 2.7.2.

ARTICLE III.

CONDITIONS PRECEDENT

3.1 Conditions Precedent to the Closing Date. The obligation of the Lenders to execute this Agreement and make any requested Loans and of any LC Issuing Bank to issue Letters of Credit on the Closing Date is subject to the prior satisfaction of each of the following conditions (unless waived in writing in accordance with Section 7.9):

3.1.1 Credit Facility Documents. Delivery to Administrative Agent of executed originals of each Credit Facility Document, all of which shall be in form and substance satisfactory to the Lenders, and shall have been duly authorized, executed and delivered by the parties thereto.

3.1.2 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Borrower in form and substance reasonably satisfactory to the Lenders and certified by the appropriate officers of Borrower as being in full force and effect on the Closing Date, authorizing the execution, delivery and performance of this Agreement and the other Credit Facility Documents and any instruments or agreements required hereunder or thereunder to which such entity is a party.

3.1.3 Incumbency. Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to the Lenders, from Borrower signed by the appropriate authorized officer and dated the Closing Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and the other Credit Facility Documents and any instruments or agreements required hereunder or thereunder to which Borrower is a party.

3.1.4 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to Borrower and counsel to Administrative Agent, each in form and substance reasonably satisfactory to the Lenders.

3.1.5 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV shall be true and correct in all material respects.

3.1.6 Financial Statements. Administrative Agent shall have received the most recent annual audited financial statements or Form 10-K from Borrower and, to the extent obtainable, the most recent quarterly financial statements or Form 10-Q of Borrower, with certificates from the appropriate Responsible Officer thereof, stating that no material adverse change in the consolidated assets, liabilities, operations or financial condition of Borrower has occurred from those set forth in the most recent financial statements or the balance sheet, as the case may be, so provided to Administrative Agent.

3.1.7 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the execution of this Agreement or any other Credit Facility Document.

3.1.8 Notice of Borrowing. If a Loan is to be made on the Closing Date, Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.1.1.2.

3.1.9 Certificate of Borrower. Administrative Agent shall have received a certificate, dated as of the Closing Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit D.

3.1.10 Payment of Fees. All fees and amounts required to be paid to Administrative Agent, the Lenders and the Arrangers (as such term is defined in Section 8.4) in respect of this Agreement, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Section 3.1 (or incorporated herein by reference) shall have been paid in full or, as approved by Administrative Agent, provided for.

3.1.11 Existing Credit Facilities. Administrative Agent shall have received evidence, in form and substance satisfactory to Administrative Agent, that (a) all amounts payable under the Existing Credit Agreements to the lenders party to the Existing Credit Agreements shall have been (or shall be simultaneously) paid in full, (b) Borrower’s right to borrow under the Existing 2003 Credit Agreement shall have been terminated and (c) any commitments of any lender under the Existing 2004 Credit Agreement which is not a Lender hereunder to extend credit thereunder shall have been cancelled (it being agreed by the parties hereto that such commitments of such lenders shall terminate as of the Closing Date).

3.2 Conditions Precedent to Each Borrowing.

The obligation of the Lenders to make Loans and the obligation of any LC Issuing Bank to issue, extend or increase the Stated Amount of any Letter of Credit subsequent to the Closing Date is subject to the prior satisfaction of each of the following conditions (unless waived by Administrative Agent with the consent of the Majority Lenders):

3.2.1 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV (excluding Section 4.4 and the last sentence of Section 4.6) shall be true and correct in all material respects as if made on and as of the date of such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit, as the case may be, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct in all material respects as of such other time.

3.2.2 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from such Borrowing or issuance, extension or increase in the Stated Amount of a Letter of Credit, as the case may be.

3.2.3 Notice of Borrowing. Delivery to Administrative Agent of a Notice of Borrowing meeting the requirements of Section 2.1.1.2 or, as applicable, a Notice of LC Activity meeting the requirements of Section 2.2.3.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Closing Date and, unless otherwise expressly limited to the Closing Date, as of the date of each Borrowing and each issuance, extension or increase in the Stated Amount of a Letter of Credit. All of these representations and warranties shall survive the Closing Date, the issuance of any Letters of Credit, the issuance of any Notes and the making of the Loans:

4.1 Corporate Existence and Business. Borrower is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party.

4.2 Power and Authorization; Enforceable Obligations. Borrower has full power and authority and the legal right to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by Borrower, or the validity or enforceability as to Borrower, of this Agreement and each other Credit Facility Document to which it is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect on Borrower. This Agreement and each other Credit Facility Document to which Borrower is a party have been duly executed and delivered by Borrower and constitute, and each other Credit Facility Document to which it is to become a party will upon execution and delivery thereof by Borrower and the other parties thereto (if any) constitutes, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar. The execution, delivery and performance by Borrower of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by Borrower of any payments hereunder or under any other Credit Facility Document to which it is a party will not violate any applicable law or any material contractual obligation of Borrower and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Borrower pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect on Borrower.

4.4 No Proceeding, Litigation or Investigation. No litigation, proceeding or investigation of or before any Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing against Borrower, except where such litigation, proceeding or investigation could not reasonably be expected to have a Material Adverse Effect on Borrower.

4.5 Governmental Approvals. All governmental authorizations and actions necessary in connection with the execution and delivery by Borrower of this Agreement and the performance of its obligations hereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements. All quarterly and annual financial statements of Borrower and its consolidated subsidiaries heretofore delivered by Borrower to Administrative Agent did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Borrower and its consolidated subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since June 30, 2005, there has been no material adverse change in the business, operations, property, assets or financial condition of Borrower and its consolidated subsidiaries taken as a whole.

4.7 True and Complete Disclosure. All factual information heretofore or contemporaneously furnished by Borrower or its representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Closing Date, taken as a whole, as updated or supplemented from time to time, is true and correct in all material respects as of the Closing Date, and as of the Closing Date all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect on Borrower.

4.8 Investment Company Act. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended and is exempt from regulation under PUHCA.

4.9 Compliance with Law. There is no violation by Borrower or any Significant Subsidiary of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect on Borrower. Except as have been delivered to Administrative Agent, no notices of violation of any Governmental Rule have been issued, entered or received by Borrower.

4.10 ERISA. Borrower and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Borrower have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Solvency. Borrower and each Significant Subsidiary is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection with this Agreement and the other Credit Facility Documents, will be and will continue to be, Solvent.

4.12 Margin Stock. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U).

ARTICLE V.

COVENANTS OF BORROWER

Borrower covenants and agrees that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Credit Facility Documents) and the expiration and termination of all Commitments, unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence. Borrower shall, and shall cause each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business.

5.2 Consents, Legal Compliance. Borrower shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its obligations under this Agreement and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Borrower shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among Borrower and its Significant Subsidiaries); except that Borrower or any Significant Subsidiary may combine, consolidate or merge with another Person if (i) Borrower or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) after giving effect thereto, Borrower’s long term unsecured indebtedness ratings from Moody’s and S&P are at least Baa2 and BBB-, respectively, or Baa3 and BBB, respectively; (iii) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing; (iv) Borrower shall have provided pro forma calculations to Administrative Agent demonstrating that, to the reasonable satisfaction of Administrative Agent, after giving effect to such merger, consolidation or combination, the projected ratio of Total Debt to Capitalization for the next succeeding fiscal quarter will be less than or equal to 0.65 to 1.00; and (v) Borrower’s rights and obligations under this Agreement and Administrative Agent’s rights and obligations under this Agreement shall not be diminished in any manner as a result of such merger, consolidation or combination.

5.3.2 Except as set forth in this Section 5.3 or sales that are in the nature of financing leases, Borrower shall not, and shall not permit any Significant Subsidiary to, sell, lease, assign or otherwise transfer or dispose of, directly or indirectly, all or any substantial part of its or such Significant Subsidiary’s property, business or assets; provided that (i) Borrower or any Significant Subsidiary may sell, lease or otherwise transfer or dispose of, directly or indirectly, assets to Borrower or any Significant Subsidiary and (ii) Borrower may sell, contribute or otherwise transfer its transmission and transmission-related assets for fair value to a regional transmission organization or conduct sales that are in the nature of financing leases.

5.3.3 Except as set forth in this Section 5.3 or on Schedule 5.3, Borrower shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of its assets; provided that Borrower and any subsidiary of Borrower may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of Borrower’s or such subsidiary’s business.

5.3.4 Except as set forth in this Section 5.3, Borrower shall not sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interest in any Significant Subsidiary; provided that Borrower or any subsidiary of Borrower may engage in limited recourse project financing transactions as provided in Section 5.3.3; and provided further that the foregoing shall not limit Borrower’s ability to enter into securitization transactions secured by a transfer of Borrower’s receivables up to a maximum aggregate amount of $150,000,000.

5.4 Payment and Performance of Material Obligations. Borrower shall, and shall cause each Significant Subsidiary to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, and (b) trade payables which shall be paid in the ordinary course of business.

5.5 Taxes. Borrower shall, and shall cause each Significant Subsidiary to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all material taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it; provided that Borrower or any Significant Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect on Borrower, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance. Borrower shall, and shall cause each Significant Subsidiary to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect on Borrower, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice, (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are in accordance with normal industry practice, or make provisions reasonably satisfactory to Administrative Agent for self-insurance in accordance with normal industry practice, and (e) furnish to Administrative Agent, upon written request, full information as to the insurance carried.

5.7 Compliance with Laws, Instruments, Etc. Borrower shall, and shall cause each Significant Subsidiary to, promptly comply, or cause compliance, with all Governmental Rules (except where the failure to comply could not reasonably be expected to have a Material Adverse Effect on Borrower) including Governmental Rules relating to pollution control, environmental protection, equal employment opportunity or employee benefit plans, ERISA Plans and employee safety.

5.8 No Change in Business. Borrower shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto and Borrower shall cause each Significant Subsidiary to maintain as a substantial part of its business the general type of business now conducted by such Significant Subsidiary.

5.9 Financial Statements. Unless Administrative Agent otherwise consents, deliver or cause to be delivered to Administrative Agent, in form and detail reasonably satisfactory to Administrative Agent:

5.9.1 As soon as practicable and in any event within 60 days after the end of the first, second and third quarterly accounting periods of its fiscal year, an unaudited consolidated balance sheet of Borrower and its consolidated subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and shareholder’s equity (where applicable) for such quarterly period and (in the case of the second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year; and

5.9.2 As soon as practicable and in any event within 120 days after the close of each applicable fiscal year, audited consolidated financial statements of Borrower and its consolidated subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant selected by Borrower. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Borrower.

5.9.3 Each time the financial statements are delivered under Sections 5.9.1 or 5.9.2, deliver, along with such financial statements, a certificate signed by a Responsible Officer of Borrower (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.11 and including a schedule describing all Contingent Obligations of Borrower, and (ii) certifying that (A) such Responsible Officer has made or caused to be made a review of the transactions and financial condition of Borrower during the relevant fiscal period and that, to such Responsible Officer’s knowledge, Borrower is in compliance with all applicable material provisions of each Credit Facility Document to which Borrower is a party or, if such is not the case, stating the nature of such non-compliance and the corrective actions which Borrower has taken or proposes to take with respect thereto, and (B) such financial statements are true and correct in all material respects and that no material adverse change in the consolidated assets, liabilities, operations, or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent or, if a material adverse change has occurred, the nature of such change.

5.9.4 As long as Borrower is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.9.1 and Section 5.9.3(ii)(B), and a copy of Borrower’s report on Form 10-K shall satisfy the requirements of Section 5.9.2. and Section 5.9.3(ii)(B).

5.10 Notices. Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

5.10.1 Any litigation or investigation pending or threatened in writing against Borrower or any Significant Subsidiary involving claims against Borrower or such Significant Subsidiary that could reasonably be expected to have a Material Adverse Effect on Borrower, such notice to include copies of all papers filed in such litigation or investigation and to be given monthly if any such papers have been filed since the last notice given;

5.10.2 Any dispute or disputes which may exist between Borrower or any Significant Subsidiary and any Governmental Authority and which involve (i) claims against Borrower or such Significant Subsidiary that could reasonably be expected to have a Material Adverse Effect on Borrower, (ii) injunctive or declaratory relief that could reasonably be expected to have a Material Adverse Effect on Borrower, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid;

5.10.3 Any default under this Agreement or under any other agreement with respect to any Indebtedness of Borrower outstanding in an amount equal to or in excess of $50,000,000 or the acceleration of Indebtedness of Borrower for borrowed money in an amount equal to or in excess of $10,000,000;

5.10.4 Borrower being placed on watch or review for possible rating down-grade by S&P or Moody’s;

5.10.5 Any negative change, from the date hereof, from the rating given to Borrower’s long-term senior unsecured debt by either S&P or Moody’s; and

5.10.6 Any event or circumstance which could reasonably be expected to have a Material Adverse Effect on Borrower.

5.11 Financial Covenants.

5.11.1 Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Debt to Capitalization, for the fiscal quarter then ended, of less than or equal to 0.65 to 1.00.

5.11.2 Borrower shall comply with the limitation on short-term indebtedness imposed on Borrower by the Florida Public Service Commission.

5.12 Indemnification.

5.12.1 Borrower shall indemnify, defend and hold harmless Administrative Agent, each LC Issuing Bank and each Lender, each of their Affiliates and their respective officers, directors, shareholders, controlling persons, employees, agents and servants (collectively, the “Indemnitees”) from and against and reimburse the Indemnitees for any and all penalties, claims, damages, losses, liabilities and obligations, of any kind or nature whatsoever, that may be imposed upon, incurred by or asserted or awarded against any Indemnitee in any way relating to or arising out of or in connection with this Agreement, the other Credit Facility

Documents, the use by Borrower of the proceeds hereof, or any related claim or investigation, litigation or proceeding, or the preparation of any defense with respect thereto, and will reimburse each Indemnitee for all reasonable expenses (including all reasonable costs and expenses of a single legal counsel, together with a single legal counsel in each applicable jurisdiction, and all reasonable costs and expenses of multiple legal counsels to the extent necessary in the event that (i) the circumstances giving rise to such indemnification create an ethical conflict for such single counsel or (ii) the Indemnitees have inconsistent or conflicting defenses) incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by Borrower, or an Indemnitee is otherwise a party thereto (but not in respect of any claim or action brought by Borrower against any Indemnitee to enforce its rights hereunder or under any other Credit Facility Document), and whether or not the transactions contemplated by the Credit Facility Documents are consummated (collectively, “Subject Claims”).

5.12.2 The foregoing indemnities shall not apply with respect to an Indemnitee, to the extent any such claim, penalty, damage, loss, liability, obligation, cost, disbursement or expense incurred by or asserted or awarded against such Indemnitee is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, but shall continue to apply to other Indemnitees. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party.

5.12.3 If for any reason the foregoing indemnification is unavailable to any Indemnitee or is insufficient to hold it harmless, then Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of Borrower and its equity holders on the one hand and such Indemnitee on the other hand in the matters contemplated by this Agreement and the other Credit Facility Documents as well as the relative fault of Borrower and such Indemnitee with respect to such loss, claim, damage or liability and any other relevant equitable considerations.

5.12.4 The provisions of this Section 5.12 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

5.12.5 In case any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Borrower of the commencement thereof, and Borrower shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Borrower desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Borrower. Notwithstanding the foregoing, Borrower shall not be entitled to assume and control the defense of any such action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Borrower (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Borrower shall pay the reasonable expenses of such Indemnitee in such defense to the extent provided in Sections 5.12.1 and 5.12.2.

5.12.6 Borrower shall promptly report to the relevant Indemnitee(s) on the status of such action, investigation, suit or proceeding the defense of which is assumed by Borrower in accordance with Section 5.12.5, as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every 60 days). Borrower shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, investigation, suit or proceeding, and each material document which Borrower possesses relating to such action, investigation, suit or proceeding.

5.12.7 Notwithstanding Borrower’s rights hereunder to control certain actions, investigations, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have an imminent and material adverse effect on such Indemnitee or such Indemnitee’s interest in Borrower, such Indemnitee shall be entitled to compromise or settle such Subject Claim; provided that such Indemnitee consults with and coordinates such compromise or settlement with Borrower (although no prior consent by Borrower to any such compromise or settlement shall be required); and provided further that with respect to any Indemnitee other than a Lender, such right may be exercised only with the consent of the Lender or Lenders which such Indemnitee is affiliated with or engaged by. Any such compromise or settlement shall be binding upon Borrower for the purposes of this Section 5.12. Notwithstanding Borrower’s rights hereunder, Borrower shall not be entitled to settle any Subject Claim of an Indemnitee without the prior written consent of such Indemnitee or a full release of such Indemnitee, in form and substance satisfactory to such Indemnitee. Upon payment of any Subject Claim by Borrower pursuant to this Section 5.12 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.12.8 Any amounts payable by Borrower pursuant to this Section 5.12 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period, shall bear interest at the Default Rate.

5.12.9 Notwithstanding anything to the contrary set forth herein, except as provided in Section 5.12.1 or 5.12.5, Borrower shall not, in connection with any one legal proceeding or claim, or separate but related proceedings or claims arising out of the same general allegations or circumstances, in which the interests of the Indemnitees do not materially differ, be liable to the Indemnitees (or any of them) under any of the provisions set forth in this Section 5.12 for the fees and expenses of more than one separate firm of attorneys (which firm shall be selected by the affected Indemnitees, or upon failure to so select, by Administrative Agent).

5.13 Federal Regulations. Borrower shall not use any part of the proceeds of the Loans to purchase or carry any “margin stock” (within the meaning of Regulation U) or to purchase, carry or trade in any securities under such circumstances as to involve Borrower in a violation of Regulation X or to involve any broker or dealer in Regulation T.

5.14 Transactions With Affiliates. Borrower shall not, and shall not permit any subsidiary to, enter into any transaction with any of its Affiliates (other than Borrower or any subsidiary) unless such transaction is on terms no less favorable to Borrower or such subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate.

ARTICLE VI.

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default. The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan or any Reimbursement Obligation in respect of any Drawing Payment on the date such sum is due, (ii) any interest on any Loan or any Reimbursement Obligation or any scheduled fee, cost, charge or sum due hereunder or under any other Credit Facility Document, within three Banking Days after the date that such sum is due, or (iii) any other fee, cost, charge or other sum due under this Agreement or any other Credit Facility Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross Default. (i) Borrower or any Significant Subsidiary shall default for a period beyond any applicable grace period (a) in the payment of any principal, interest or other amount due under any Indebtedness (other than trade payables or non-recourse indebtedness), or (b) any other event shall occur or condition shall exist under an agreement, or related agreements, under which Borrower or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness), if the effect of such event or condition is to permit the acceleration of the maturity of such Indebtedness (other than trade payables or non-recourse indebtedness), and the outstanding amount or amounts payable under all such Indebtedness under clauses (a) and (b) equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which Borrower or any Significant Subsidiary has outstanding Indebtedness (other than trade payables or non-recourse indebtedness) of $10,000,000 or more and, in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency. Borrower or any Significant Subsidiary shall become subject to a Bankruptcy Event.

6.1.4 Misstatements; Omissions. Any representation or warranty of Borrower set forth in this Agreement or any other Credit Facility Document shall be untrue or misleading in any material respect as of the time made and such untrue or misleading representation or warranty (i) is having or could reasonably be expected to result in a Material Adverse Effect on Borrower and (ii) shall remain unremedied by Borrower for a period of 30 days after the earlier of the date that Borrower becomes aware thereof or receives written notice thereof from Administrative Agent.

6.1.5 Breach of Terms of Agreement. Borrower shall fail to perform or observe any of the covenants set forth in this Agreement and (except with respect to any covenants set forth in Section 5.1 (with respect to its obligation to maintain its existence), 5.3, 5.8, 5.11 or 5.14) such failure shall continue unremedied for 30 days after Borrower becomes aware thereof or receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments. A final judgment or judgments shall be entered against Borrower or any Significant Subsidiary in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect on Borrower.

6.1.7 Change in Control. Without the consent of the Majority Lenders, TECO shall cease to directly or indirectly own and control at least 80% of (i) the economic interests and (ii) the voting interests (whether by committee, contract or otherwise) in Borrower.

6.1.8 ERISA Violations. If Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Borrower or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (f) Borrower or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability to Borrower and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Security. Any of the Credit Facility Documents, once executed and delivered, shall, except as the result of acts or omissions of Administrative Agent or the Lenders, fail to provide Administrative Agent and the Lenders the liens, security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or cease to be in full force and effect (except as expressly contemplated by the terms thereof), or the validity thereof or the applicability thereof to the Loans, Reimbursement Obligations in respect of any Drawing Payment or other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of Borrower or any other party thereto (other than Administrative Agent or the Lenders).

6.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Credit Facility Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Credit Facility Documents or at law or in equity.

6.2.1 No Further Loans. Administrative Agent and the Lenders may refuse and shall not be obligated to continue any Loans or to make any additional Loans and the LC Issuing Banks shall not be obligated to issue, extend or increase the Stated Amount of any Letter of Credit; provided that in the event of an Event of Default occurring under Section 6.1.3 of this Agreement with respect to Borrower, the foregoing shall take effect immediately and without further act of Administrative Agent or the Lenders.

6.2.2 Cure by Administrative Agent. Without any obligation to do so but only during any time when a Loan, Letter of Credit or Reimbursement Obligation is outstanding or any other amounts are due and owing hereunder to Administrative Agent or the Lenders, Administrative Agent may make disbursements or Loans to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Credit Facility Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Credit Facility Documents and shall constitute an Obligation, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment.

6.2.3 Acceleration. Administrative Agent and the Lenders may declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Facility Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the aggregate amount of any outstanding Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 of this Agreement with respect to Borrower, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders.

6.2.4 Cash Collateralization of Letters of Credit. Administrative Agent and the Lenders may demand from Borrower payment in an amount equal to the aggregate Stated Amount of all Letters of Credit issued hereunder (including increases in such Stated Amount) to be used as security for any Reimbursement Obligations which may arise in accordance with Section 2.2.6(b).

ARTICLE VII.

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Credit Facility Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Credit Facility Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Facility Document, or be a trustee for any Lender.

Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Facility Document or any Governmental Rule or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower or its Affiliates contained in this Agreement or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other document referred to or provided for herein or for any failure by Borrower, its respective Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Credit Facility Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Facility Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Facility Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Facility Documents, Administrative Agent shall take such action with respect to the Credit Facility Documents as shall be directed by the Majority Lenders or Required Lenders, as the case may be.

7.2 Reliance. Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Lenders or Required Lenders, as the case may be (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Facility Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Majority Lenders or Required Lenders, as the case may be) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Facility

Document in accordance with the instructions of the Majority Lenders or the Required Lenders, as the case may be, and such instructions of the Majority Lenders or the Required Lenders, as the case may be, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance. Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by Borrower or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or its Affiliates.

7.4 Defaults. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, or Administrative Agent has received a notice from a Lender or Borrower, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification. Without limiting the Obligations of Borrower hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Facility Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Facility

Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.12 and 8.4, respectively.

7.6 Successor Administrative Agent. Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders and Borrower. Administrative Agent may be removed involuntarily only for a material breach of its duties and obligations hereunder or under the other Credit Facility Documents, or for gross negligence or willful misconduct in connection with the performance of its duties hereunder or under the other Credit Facility Documents and then only upon the affirmative vote of the Majority Lenders (excluding Administrative Agent’s Proportionate Share of the Total Commitment from the amounts used to determine the portion of the Total Commitment necessary to constitute the required Proportionate Shares of the remaining Lenders. Upon any such resignation or removal, the Majority Lenders, shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, the retiring Administrative Agent may, on behalf of the Lenders with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Facility Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Facility Documents.

7.7 Authorization. Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Credit Facility Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Facility Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Facility Document to which it is a party.

7.8 Administrative Agent’s Other Roles; Other Agents. With respect to its Commitments, the Loans made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders. Notwithstanding anything herein to the contrary, the Co-Lead Arrangers and Joint Bookrunners, the Syndication Agent and the Co-Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

7.9 Amendments; Waivers. Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Credit Facility Document, the Majority Lenders (or Administrative Agent with the consent in writing of the Majority Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Credit Facility Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall, without the consent of all of the Lenders (or, in the case of clause (i) below, each affected Lender):

(a) Modify Section 2.1.4, 2.5.1, 2.5.2, 2.5.3 or 2.6; or

(b) Reduce the percentage specified in the definition of Majority Lenders or Required Lenders; or

(c) Permit Borrower to assign its rights under this Agreement; or

(d) Amend this Section 7.9 or amend any defined term set forth herein, in any Credit Facility Document or in Exhibit A, to the extent such amendment would have the effect of violating the effect of the provisions of this Section 7.9; or

(e) Release any collateral from a lien securing the Obligations of Borrower hereunder or release any funds from any account otherwise than in accordance with the terms hereof; or

(f) Extend the maturity of any Loans or Reimbursement Obligations (including any extension of the Maturity Date) or any Notes or reduce the principal amount thereof; or

(g) Reduce the rate or change the time of payment of interest due on any Loan, Reimbursement Obligation or any Note; or

(h) Reduce the amount or change the time of payment of any fee or other amount due or payable; or

(i) Increase the amount of the Commitment of any Lender.

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent or any LC Issuing Bank hereunder without the prior written consent of Administrative Agent or such LC Issuing Bank, as the case may be.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Section 2.5.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.5.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments. Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its Base Rate Loans or Federal Funds Rate Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loans and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Substitution of Lender. Should any Lender fail to make a Loan in violation of its obligations under this Agreement (a “Non-Advancing Lender”), Administrative Agent shall (a) in its sole discretion fund the Loan on behalf of the Non-Advancing Lender (b) cooperate with Borrower or any other Lender to find another Person that shall be reasonably acceptable to Administrative Agent, acceptable to each LC Issuing Bank and (unless an Event of Default shall have occurred and is continuing) reasonably acceptable to Borrower and that shall be willing to assume the Non-Advancing Lender’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Lender hereunder upon the payment by such Person of all interest and fees owed to the Non-Advancing Lender and execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent and Borrower by such Person assuming the Non-Advancing Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 7.12 shall relieve the Non-Advancing Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

7.13 Participations.

7.13.1 Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and/or Loans made thereunder); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and/or Loans) shall provide that, with respect to such Commitments (and/or Loans), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitments (and/or Loans), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that the participant may have rights to approve or disapprove decreases in principal, interest rates or fees, lengthening of maturity of any Loans, postponements of any due dates for payments hereunder. No recipient of a participation in any Commitments or Loans of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for taxes, other taxes, increased costs or reserve requirements under Section 2.7.3 or any other indemnity or payment rights against Borrower in excess of a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation.

7.13.2 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.13, any SPC may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

7.14 Transfer of Commitments. Notwithstanding anything else herein to the contrary (but subject to Section 7.13.2), any Lender, after receiving Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld or delayed), each LC Issuing Bank’s prior written consent and, unless an Event of Default shall have occurred and is continuing, the prior written consent of Borrower (which consent shall not be unreasonably withheld or delayed) may, from time to time, at its option, sell, assign, transfer, negotiate or otherwise dispose of a portion of its Commitment (and Loans made hereunder), in the minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, to any institution which in such assigning Lender’s judgment is reasonably capable of performing the obligations of a Lender hereunder and reasonably experienced in corporate financing; provided, however, that in the case of an assignment by a Lender to another Lender or Affiliate of a Lender, the prior consent of Administrative Agent, each LC Issuing Bank and Borrower shall not be required and the minimum assignment amount specified above shall not apply as long as the assigning Lender continues to hold a Commitment of no less than $5,000,000. In the event of any assignment made pursuant to this Section 7.14, (a) the assigning Lender’s Proportionate Share shall be reduced by the amount of the Proportionate Share assigned to the new Lender, (b) the parties to such assignment shall execute and deliver an appropriate agreement evidencing such sale, assignment, transfer or other disposition, in form and substance reasonably satisfactory to Administrative Agent and Borrower, (c) the parties to the sale, assignment, transfer or other disposition, excluding Borrower, shall collectively pay to Administrative Agent an administrative fee of $3,500 and (d) at the assigning Lender’s option, Borrower shall execute and deliver to such new Lender Notes in the forms attached hereto as Exhibit B, in a principal amount equal to its Proportionate Share but only if it shall also be executing or exchanging with the assigning Lender a replacement note for any Note in an amount equal to the Proportionate Share retained by the Lender, if any (provided that Borrower shall have received for cancellation the existing Note held by the assigning Lender). Thereafter, such new Lender shall be deemed to be a Lender and shall have all of the rights and duties of a Lender (except as otherwise provided in this Article VII), in accordance with its Proportionate Share, under each of the Credit Facility Documents.

7.15 Laws. Notwithstanding the foregoing provisions of this Article VII, no sale, assignment, transfer, negotiation or other disposition of the interests of any Lender hereunder or under the other Credit Facility Documents shall be allowed if it would require registration under the federal Securities Act of 1933, as then amended, any other federal securities laws or regulations or the securities laws or regulations of any applicable jurisdiction. Borrower shall, from time to time at the request and expense of Administrative Agent, execute and deliver to Administrative Agent, or to such party or parties as Administrative Agent may designate, any and all further instruments as may in the reasonable opinion of Administrative Agent be necessary or advisable on the part of Borrower to give full force and effect to such disposition.

7.16 Assignability as Collateral. Notwithstanding any other provision contained in this Agreement or any other Credit Facility Document to the contrary, any Lender may assign all or any portion of the Loans or Notes held by it as collateral security provided that any payment in respect of such assigned Loans or Notes made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

ARTICLE VIII.

MISCELLANEOUS

8.1 Addresses. Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:	Citibank, N.A. 2 Penns Way, Suite 200 New Castle, Delaware 19720 Attention: Barbara Fellure Tel: 302-894-6021 Fax: (212) 994-0961

If to Borrower:

Tampa Electric Company

702 North Franklin Street

Tampa, FL 33602

Attention: Corporate Secretary

Telephone No.: (813) 228-4723

Telecopy No.: (813) 228-1328

with a copy to:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Kim Caruso

Telephone No.: (813) 228-1352

Telecopy No.: (813) 228-4262

If to Lenders:	To the address specified on such Lender’s Administrative Questionnaire.

8.1.1 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service (including Federal Express, ETA, Emery, DHL, AirBorne and other similar overnight delivery services), (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

8.1.2 Borrower hereby agrees that it will provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent pursuant to this Agreement or any other Credit Facility Document, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (a) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (b) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (c) provides notice of any default or event of default under this Agreement or (d) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to Administrative Agent to oploanswebadmin@citigroup.com.

8.1.3 Borrower further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission systems (the “Platform”). Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

8.1.4 THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF BORROWER’S OR ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

8.1.5 Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of this Agreement and the other Credit Facility Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Agreement or any other Credit Facility Document. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.

8.1.6 Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to this Agreement or under any other Credit Facility Document in any other manner specified in such document.

8.2 Additional Security; Right to Set-Off. Any deposits or other sums at any time credited or due from the Lenders (including the LC Issuing Banks) and any securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and any Notes and all other obligations of Borrower to the Lenders (including the LC Issuing Banks) under this Agreement and the other Credit Facility Documents, and Borrower hereby pledges to Administrative Agent for the benefit of the Lenders (including the LC Issuing Banks) and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. Regardless of the adequacy of any other collateral, Administrative Agent may execute or realize on the Lenders security interest in any such deposits or other sums credited by or due from the Lenders to Borrower, and may apply any such deposits or other sums to or set them off against Borrower’s obligations to the Lenders under any Notes and this Agreement at any time after the occurrence and during the continuance of any Event of Default.

8.3 Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of Borrower under this Agreement or any other Credit Facility Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Credit Facility Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Credit Facility Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Facility Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees. Borrower will pay to each of Administrative Agent and the Co-Lead Arrangers named on the cover page of this Agreement (the “Arrangers”) all of its reasonable costs and expenses in connection with the preparation, negotiation, closing and administering of this Agreement and the documents contemplated hereby and any participation or syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of a single legal counsel, together with a single legal counsel in each applicable local jurisdiction, retained by the Arrangers and Administrative Agent in connection with the preparation of such documents and any amendments hereof. Borrower will reimburse (a) Administrative Agent for all costs and expenses, including attorneys’ fees, expended or incurred by Administrative Agent, and the Lenders for their internal out-of-pocket expenses in enforcing this Agreement or the other Credit Facility Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent, the LC Issuing Banks or the Lenders on the Notes or under the Credit Facility Documents and (b) Administrative Agent, the LC Issuing Banks and the Lenders for their reasonable out-of-pocket expenses, including reasonable attorney fees, in the case of a restructuring or other workout of the Loans in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loans. Borrower shall not be responsible for any counsel fees of Administrative Agent, the LC Issuing Banks or the Lenders other than as set forth above.

8.5 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law. THIS AGREEMENT, AND ANY INSTRUMENT OR AGREEMENT REQUIRED HEREUNDER (TO THE EXTENT NOT OTHERWISE EXPRESSLY PROVIDED FOR THEREIN), SHALL BE GOVERNED BY, AND CONSTRUED UNDER, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

8.7 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

8.10 No Partnership, Etc. The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Facility Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person.

8.11 Limitation on Liability. No claim shall be made by Borrower or any of its Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Facility Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial. THE LENDERS, ADMINISTRATIVE AGENT AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction. The Lenders, Administrative Agent and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement, the Notes, or any other Credit Facility Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction. The Lenders, Administrative Agent and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans and/or the other Credit Facility Documents is usurious. The Lenders, Administrative Agent and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Credit Facility Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution. References in this Agreement and the other Credit Facility Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of Borrower has actual knowledge.

8.15 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. Borrower shall, and shall cause each of its Significant Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by Administrative Agent or any Lender in order to assist Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.

8.17 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

8.18 Waiver of Notice Under Existing Credit Agreements. By its execution hereof, each undersigned Lender that also is a party to either of the Existing Credit Agreements hereby waives the provisions of such credit agreement that would require advance notice for the termination of commitments thereunder; provided that the foregoing waiver shall apply only to the termination of all commitments under such credit agreement and repayment of all loans outstanding thereunder in connection with the effectiveness of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

BORROWER:

TAMPA ELECTRIC COMPANY

By:	/s/ Gordon L. Gillette
	Name:	Gordon L. Gillette
	Title:	Senior Vice President-Finance and
Chief Financial Officer

CITIBANK, N.A.
as Administrative Agent, LC Issuing Bank and as Lender

By:	/s/ Dhaya Ranganathan
	Name:	Dhaya Ranganathan
	Title:	Director

JPMORGAN CHASE BANK, N.A.
as Lender

By:	/s/ Peter M. Ling
	Name:	Peter M. Ling
	Title:	Managing Director

THE BANK OF NEW YORK
as Lender

By:	/s/ David Sunderwirth
	Name:	David Sunderwirth
	Title:	Vice President

BNP PARIBAS
as Lender

By:	/s/ Mark A. Renaud
	Name:	Mark A. Renaud
	Title:	Managing Director

By:	/s/ Francis J. Delaney
	Name:	Francis J. Delaney
	Title:	Managing Director

MERRILL LYNCH BANK USA
as Lender

By:	/s/ Louis Alder
	Name:	Louis Alder
	Title:	Director

MORGAN STANLEY BANK
as Lender

By:	/s/ Daniel Twenge
	Name:	Daniel Twenge
	Title:	Vice President

SUNTRUST BANK
as Lender

By:	/s/ Bradley J. Staples
	Name:	Bradley J. Staples
	Title:	Managing Director

UBS LOAN FINANCE LLC
as Lender

By:	/s/ Wilfred V. Saint
	Name:	Wilfred V. Saint
	Title:	Director, Banking Products Services, US

By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director, Banking Products Services, US

HSBC BANK USA, N.A.
as Lender

By:	/s/ Jose Aldeanueva
	Name:	Jose Aldeanueva
	Title:	Vice President

REGIONS BANK
as Lender

By:	/s/ Anthony Nigro
	Name:	Anthony Nigro
	Title:	Senior Vice President

SOCIETE GENERALE
as Lender

By:	/s/ Nigel Elvey
	Name:	Nigel Elvey
	Title:	Vice President

UNION BANK OF CALIFORNIA
as Lender

By:	/s/ Chad Canfield
	Name:	Chad Canfield
	Title:	Vice President

SCHEDULE 1

LENDERS AND PROPORTIONATE

SHARES UNDER THE FACILITY

Lender	Percentage of Total Commitments
Citibank, N.A.	13.33%
JPMorgan Chase Bank, N.A.	13.33%
The Bank of New York	9.05%
BNP Paribas	9.05%
Merrill Lynch Bank USA	9.05%
Morgan Stanley Bank	9.05%
SunTrust Bank	9.05%
UBS Loan Finance LLC	9.05%
HSBC Bank USA, N.A.	4.76%
Regions Bank	4.76%
Societe Generale	4.76%
Union Bank of California	4.76%
100.00%

Schedule 1

EXHIBIT A

to Credit Agreement

DEFINITIONS

“Additional Commitment Lender” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Administrative Agent” means Citibank, N.A., acting in its capacity as administrative agent for the Lenders under the Credit Agreement, or its successor appointed pursuant to the terms of the Credit Agreement.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the equity interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Aggregate LC Stated Amount” means, as of any time, the aggregate Stated Amount of all Letters of Credit issued and then outstanding under the Credit Agreement.

“Applicable Rate” means, for any day during the term of the Facility, with respect to any Base Rate Loan, LIBOR Loan or Federal Funds Rate Loan, or with respect to the Commitment Fees or the Utilization Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable LIBOR Margin”, “Applicable Base Rate Margin”, “Applicable Federal Funds Rate Margin”, “Commitment Fee” or “Utilization Fee”:

	LEVEL 1	LEVEL 2	LEVEL 3	LEVEL 4	LEVEL 5	LEVEL 6
	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated At Least A- By S&P or A3 By Moody’s	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated Less Than Level 1 But At Least BBB+ By S&P or Baa1 By Moody’s.	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated Less Than Level 2 But At Least BBB by S&P or Baa2 by Moody’s.	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated Less Than Level 3 But At Least BBB- by S&P or Baa3 by Moody’s.	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated Less Than Level 4 But At Least BB+ By S&P or Ba1 By Moody’s	Long Term Senior Unsecured Non Credit Enhanced Debt of the Borrower Rated Less Than Level 5
Applicable Base Rate Margin	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%

Exhibit A-1

Applicable LIBOR Margin	0.350%	0.425%	0.525%	0.625%	1.00%	1.25%
Applicable Federal Funds Rate Margin	0.350%	0.425%	0.525%	0.625%	1.00%	1.25%
Commitment Fee	0.08%	0.10%	0.125%	0.15%	0.20%	0.25%
Utilization Fee (Usage > 50%)	0.10%	0.10%	0.125%	0.125%	0.125%	0.125%

“Application” means an application in such form as any LC Issuing Bank may specify from time to time pursuant to which Borrower requests the issuance of a Letter of Credit.

“Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

Exhibit A-2

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. If for any reason Administrative Agent shall have determined that it is unable to ascertain the Federal Funds Effective Rate, the Base Rate shall be determined without regard to clause (b) hereof, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” has the meaning given in Section 2.1.1.2(a) of the Credit Agreement.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” means Tampa Electric Company, a Florida corporation.

“Borrowing” means any borrowing by Borrower of Loans made pursuant to a Notice of Borrowing, as provided in Section 2.1.1.2 of the Credit Agreement.

“Capital Adequacy Requirement” has the meaning given in Section 2.7.4 of the Credit Agreement.

“Capitalization” means, as to Borrower, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as of the date of any determination thereof.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Law” has the meaning given in Section 2.7.2 of the Credit Agreement.

“Citibank” means Citibank, N.A.

“Closing Date” means the date when each of the conditions precedent listed in Section 3.1 of the Credit Agreement has been satisfied (or waived in accordance with the terms of the Credit Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Commitment and, with respect to all Lenders, the Total Commitment.

Exhibit A-3

“Commitment Fee” has the meaning given in Section 2.4.1 of the Credit Agreement.

“Commitment Increase” has the meaning given in Section 2.3.3 of the Credit Agreement.

“Commitment Increase Date” has the meaning given in Section 2.3.3 of the Credit Agreement.

“Common Stock” means, with respect to Borrower, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of Borrower’s common stock, whether now outstanding or issued after the date of this Agreement, including without limitation, all series and classes of such common stock.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2.4(b) of the Credit Agreement.

“Consolidated Shareholders Equity” means, as of the date of any determination, the consolidated tangible net worth of Borrower and its subsidiaries, and including amounts attributable to (a) junior subordinated debentures, provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures; and (b) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of Borrower’s subsidiaries, and disregarding unearned compensation associated with Borrower’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments, all determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Borrower in accordance with GAAP.

“Credit Agreement” or “Agreement” means the Amended and Restated Credit Agreement, dated as of October 11, 2005 among Borrower, Administrative Agent, and the lenders parties thereto, to which this Exhibit A is attached.

“Credit Facility Documents” means, collectively, the Credit Agreement, any Notes and any other letter agreements or similar documents entered into by Administrative Agent (in its capacity as administrative agent under the Credit Agreement) and Borrower in connection with the transactions contemplated by the Credit Facility Documents mentioned above.

Exhibit A-4

“Default Rate” means the interest rate per annum equal to the Base Rate, the LIBOR Rate or the Federal Funds Rate (as applicable) plus the Applicable Rate, plus two percent (2%). Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Base Rate, the LIBOR Rate or the Federal Funds Rate (as applicable).

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drawing Date” has the meaning given in Section 2.2.4 of the Credit Agreement.

“Drawing Payment” means any payment by an LC Issuing Bank honoring a drawing under a Letter of Credit.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Borrower by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning given in Section 6.1 of the Credit Agreement.

“Existing Credit Agreements” means the Existing 2003 Credit Agreement and the Existing 2004 Credit Agreement.

“Existing Maturity Date” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Existing 2003 Credit Agreement” means the Credit Agreement, dated as of November 7, 2003, among Borrower, Citibank, N.A. as administrative agent thereunder and the Lenders (as defined therein) party thereto, as amended.

“Existing 2004 Credit Agreement” has the meaning given in the Recitals to the Credit Agreement.

“Expiration Date” has the meaning given in each Letter of Credit.

Exhibit A-5

“Extension Date” has the meaning given in Section 2.3.4 of the Credit Agreement.

“Facility” has the meaning given in the Recitals to the Credit Agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the per annum rates on overnight federal funds transactions with member banks of the Federal Reserve System arranged by federal funds brokers, as published by the Federal Reserve Bank of New York for such day (or, if such rate is not so published for any day, the average rate charged by Administrative Agent on such day on such transactions as determined by Administrative Agent).

“Federal Funds Rate”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Federal Funds Effective Rate.

“Federal Funds Rate Loan” has the meaning given in Section 2.1.1.2(a) of the Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, PUHCA, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to the Credit Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning given in Section 7.13.2 of the Credit Agreement.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Increasing Lender” has the meaning given in Section 2.3.3 of the Credit Agreement.

Exhibit A-6

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Borrower) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnitees” has the meaning given in Section 5.12.1 of the Credit Agreement.

“Interest Period” means, with respect to any LIBOR Loan, the time period selected by Borrower which commences on the first day of such Loan, or on the first day after the last day of the immediately preceding Interest Period, or the effective date of any conversion (as the case may be) and ends on the last day of such time period; provided that no single day shall be deemed to be a part of two Interest Periods.

“LC Bank Letter of Credit Fee” has the meaning given in Section 2.4.2.1 of the Credit Agreement.

“LC Beneficiary” means the account beneficiary under a Letter of Credit, or any assignee or transferee of such beneficiary with respect to the rights of such beneficiary under such Letter of Credit.

“LC Issuing Bank” means Citibank and/or any other Lender acceptable to Administrative Agent and Borrower that has agreed to issue Letters of Credit hereunder.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the banks and other financial institutions (including any finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of business and having total assets in excess of $100,000,000) that are or become parties to the Credit Agreement and their successors and assigns.

Exhibit A-7

“Lenders Letter of Credit Fee” has the meaning given in Section 2.4.2.3 of the Credit Agreement.

“Lending Office” means, with respect to any Lender, the office designated as such beneath the name of such Lender on Schedule 1 or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“Letter of Credit” means a letter of credit issued by an LC Issuing Bank pursuant to Section 2.2.1 in such form as may be accepted by such LC Issuing Bank.

“LIBOR Loan” has the meaning given in Section 2.1.1.2(a) of the Credit Agreement.

“LIBOR Rate” means, for any LIBOR Loan, a rate per annum (rounded upwards if necessary, to the nearest 1/16th of 1%) equal to (a)(i) the offered rate for deposits in Dollars (in the approximate amount and having approximately the same Interest Period as the LIBOR Loan to be made) in the London Interbank Market at approximately 11:00 a.m. (London time) two Banking Days prior to the commencement of the applicable Interest Period, which appears on the Telerate Screen, or, (ii) if such rate does not appear on the Telerate Screen, the rate per annum determined by Administrative Agent in good faith to be the average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the rates per annum at which Administrative Agent, at approximately 11:00 a.m. London time, two Banking Days prior to the commencement of such Interest Period, is offered, by prime banks in the London interbank market selected by Administrative Agent, for deposits in Dollars for a period approximately equal to such Interest Period and in an amount approximately equal to the principal amount of the Loan scheduled to be outstanding during such Interest Period, divided by (b) 100% minus the Reserve Requirement (expressed as a percentage) for such LIBOR Loan for such Interest Period.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.8 of the Credit Agreement.

“Loan” has the meaning given in Section 2.1.1.1 of the Credit Agreement.

“Majority Lenders” means , at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Material Adverse Effect” means with respect to any Person (a) a material adverse change in the business, property, results of operations, or financial condition of such Person and any Significant Subsidiary thereof, taken as a whole or (b) any event or occurrence of whatever nature which materially and adversely (i) changes such Person’s ability to perform its obligations under the Credit Facility Documents to which it is a party or (ii) impairs the legality, validity, binding effect or enforceability of the Credit Agreement or Notes.

“Maturity Date” means October 11, 2010.

Exhibit A-8

“Minimum Notice Period” means (a) at least three Banking Days before the date of any Borrowing, continuation or conversion of a Loan resulting in whole or in part in one or more LIBOR Loans and (b) before 11:00 a.m. on the Banking Day of any Borrowing or conversion of a Loan is requested resulting in whole or in part in one or more Base Rate Loans or Federal Funds Rate Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Non-Advancing Lender” has the meaning given in Section 7.12 of the Credit Agreement.

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Borrower or any subsidiary of Borrower.

“Note” has the meaning given in Section 2.1.5 of the Credit Agreement.

“Notice of Borrowing” has the meaning given in Section 2.1.1.2 of the Credit Agreement.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.3 of the Credit Agreement.

“Notice of LC Activity” has the meaning given in Section 2.2.3 of the Credit Agreement.

“Obligations” means all obligations of Borrower under the Credit Agreement and the other Credit Facility Documents.

“Other Taxes” has the meaning given in Section 2.5.4.1 of the Credit Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York

Exhibit A-9

City (the Prime Rate not being intended to be the lowest rate of interest charged by Administrative Agent in connection with extensions of credit to debtors).

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender at any time, the percentage participation of such Lender in the Total Commitment as set forth on Schedule 1 to the Credit Agreement. Upon any transfer by a Lender of all or part of its Commitment, Administrative Agent may revise Schedule 1 to reflect the Lenders’ Proportionate Shares after giving effect to such transfer.

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Regulatory Change” means any change after the date of the Credit Agreement in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulation T” means Regulation T of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation U” means Regulation U of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Regulation X” means Regulation X of the Board as in effect from time to time (and any successor to all or a portion thereof).

“Reimbursement Obligation” means the obligation of Borrower to repay Drawing Payments under a Letter of Credit as provided in Sections 2.2.4 and 2.2.5.

“Required Lenders” means Lenders holding Loans which in the aggregate exceed 66.7% of all outstanding Loans (without including any unfunded Commitments).

“Reserve Requirement” means, for LIBOR Loans, the maximum rate (expressed as a percentage) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the Interest Period therefor under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate or LIBOR Loans is to be determined, (ii) any category of liabilities or extensions of credit or other assets which

Exhibit A-10

include LIBOR Loans or (iii) any category of liabilities or extensions of credit which are considered irrevocable commitments to lend.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means any subsidiary of Borrower formed or acquired after the Closing Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Borrower and its subsidiaries (taken as a whole).

“Solvent” means, when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature, and (e) such Person is not insolvent within the meaning of any applicable Legal Requirements. For purposes of this definition, (i) ”debt” means liability on a “claim”, and (ii) ”claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SPC” has the meaning given in Section 7.13.2 of the Credit Agreement.

“Stated Amount” means, with respect to each Letter of Credit, the total amount available to be drawn thereunder at the time in question in accordance with the terms of such Letter of Credit.

“Subject Claims” has the meaning given in Section 5.12.1 of the Credit Agreement.

“Taxes” has the meaning given in Section 2.5.4.1 of the Credit Agreement.

“TECO” means TECO Energy, Inc., a Florida corporation.

“TECO Subordinated Debentures” means the 8.50% Junior Subordinate Notes due 2041, issued by TECO on December 20, 2000, in the original principal amount of $206,200,000.

Exhibit A-11

“Telerate Screen” means the display designated as Page 3750 on the Telerate Service (or such page as may replace such page for the purpose of displaying London Interbank offered rates of major banks, or, if discontinued, any replacement service designated by Administrative Agent).

“Total Commitment” has the meaning given in Section 2.3.1 of the Credit Agreement.

“Total Debt” means, without duplication, Indebtedness of Borrower and its Significant Subsidiaries determined on a consolidated basis outstanding at the date of any determination thereof, but expressly excluding (a) Non-Recourse Indebtedness of Borrower and its subsidiaries, (b) junior subordinated debentures issued by Borrower and its subsidiaries; provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures, and (c) preferred stock of Borrower and its subsidiaries in an amount not to exceed 10% of Borrower’s Capitalization on such date.

“Type” means the type of Loan, whether a Base Rate Loan, LIBOR Loan or Federal Funds Rate Loan.

“Utilization Fee” has the meaning given in Section 2.4.3 of the Credit Agreement.

Exhibit A-12

RULES OF INTERPRETATION

1. The singular includes the plural and the plural includes the singular.

2. “or” is not exclusive.

3. A reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule.

4. A reference to a Person includes its permitted successors and permitted assigns.

5. Accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer.

6. The words “include,” “includes” and “including” are not limiting.

7. A reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated. Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document.

8. References to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

9. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

10. References to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

11. The Credit Facility Documents are the result of negotiations between, and have been reviewed by Borrower, Administrative Agent, each Lender and their respective counsel. Accordingly, the Credit Facility Documents shall be deemed to be the product of all parties thereto, and no ambiguity shall be construed in favor of or against Borrower, Administrative Agent or any Lender solely as a result of any such party having drafted or proposed the ambiguous provision.

Exhibit A-13

EXHIBIT B

to Credit Agreement

FORM OF NOTE

$	New York, New York
Note No.	, 200

For value received, the undersigned TAMPA ELECTRIC COMPANY, a Florida corporation (“Borrower”), promises to pay to                          (“Lender”), or order, at the office of              located at                     , Attn:                         , in lawful money of the United States of America and in immediately available funds, the principal amount of                      DOLLARS ($                    ), or if less, the aggregate unpaid and outstanding principal amount of Loans advanced by Lender to Borrower pursuant to that certain Amended and Restated Credit Agreement, dated as of October 11, 2005 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”), and all other amounts owed by Borrower to Lender hereunder.

This is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement, including, without limitation, any prepayment fees and premiums provided for therein.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

All Loans made by Lender pursuant to the Credit Agreement and other Credit Facility Documents, and all payments and prepayments made on account of the principal balance hereof shall be recorded by Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Facility

Exhibit B-1

Documents, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or notices or demands of any kind, all of which are expressly waived by Borrower.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note has been executed and delivered in and shall be construed and interpreted in accordance with and governed by the laws of the State of New York, without reference to conflicts of laws (other than Section 5-1401 and Section 5-1402 of the New York General Obligations Law).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit B-2

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

Exhibit B-3

Date	Advance	Prepayment or Repayment	Outstanding Balance

Exhibit B-4

EXHIBIT C-1

to Credit Agreement

FORM OF NOTICE OF BORROWING

(Delivered pursuant to Section 2.1.1.2)

[                    ], 200[    ]

Citibank, N.A.,

  as Administrative Agent for the Lenders

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Barbara Fellure

Tel: 302-894-6021

Fax: (212) 994-0961

Re:	Tampa Electric Company Amended and Restated Credit Agreement: Notice of Borrowing

This Notice of Borrowing is delivered to you pursuant to Section 2.1.1.2 of the Amended and Restated Credit Agreement dated as of October 11, 2005 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as administrative agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Notice of Borrowing constitutes a request for a Borrowing as set out below:

1. The requested date of the Borrowing is                     , 200    , which is a Banking Day.

2. The total amount of the requested Loan is $

3. Borrowers request the following funding options:

a. Base Rate Loan amount: $

b. Federal Funds Rate Loan amount: $

c. LIBOR Loan amount: $

Exhibit C-1

Amount Requested	Initial Interest Period
$	______________ months

$	______________ months

$	______________ months

[4.	The proceeds of the Loan should be sent as follows:

[Insert wiring instructions]]

The undersigned further confirms and certifies to Administrative Agent and each Lender that (i) the requested Loan will not, when added to the sum of (a) the aggregate Stated Amount of all Letters of Credit and (b) the aggregate stated amount of all Reimbursement Obligations then outstanding, will not exceed the unused amount of the Total Commitment in effect on the date hereof, and (ii) the conditions set forth in Section [3.1][3.2] of the Credit Agreement have been satisfied or waived in accordance with the terms thereof.

[SIGNATURE PAGE FOLLOWS]

2

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

3

EXHIBIT C-2

to Credit Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.1.3)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Banks

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Barbara Fellure

Tel: 302-894-6021

Fax: (212) 994-0961

Re:	Tampa Electric Company Amended and Restated Credit Agreement: Notice of Conversion of Loan Type

Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of October 11, 2005 (as amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

Pursuant to Section 2.1.3 of the Credit Agreement, Borrower hereby requests conversion of the following Loans as set forth below [include only those which are applicable]:

1. Conversion of Base Rate Loans or Federal Funds Rate Loans to LIBOR Loans:

Base Rate Loans in the following amount: to be converted to LIBOR Loans as follows:	$_________

LIBOR Loan to expire , :	$_________

LIBOR Loan to expire , :	$_________

Federal Funds Rate Loans in the following amount to be converted to LIBOR Loans as follows:	$_________

LIBOR Loan to expire , :	$_________

LIBOR Loan to expire , :	$_________

Exhibit C-2-1

2. Conversion of LIBOR Loans to Base Rate Loans or Federal Funds Rate Loans:

LIBOR Loans in the following amount: to be converted to Base Rate Loans.	$_________

LIBOR Loans in the following amount: to be converted to Federal Funds Rate Loans.	$_________

The effective date of the conversion shall be             ,              which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

Exhibit C-2-2

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of this Notice of Conversion of Loan Type:

CITIBANK, N.A.,	Date: ,
as Administrative Agent for the Lenders

By:
Name:
Title:

Exhibit C-2-3

EXHIBIT C-3

to Credit Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.1.2.4(b))

[Date]

Citibank, N.A.,

  as Administrative Agent for the Banks

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Barbara Fellure

Tel: 302-894-6021

Fax: (212) 994-0961

Re:	Tampa Electric Company Amended and Restated Credit Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1.2.4(b) of the Amended and Restated Credit Agreement dated as of October 11, 2005 (“Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $                      of the LIBOR Loans with an Interest Period ending on             . This Confirmation of Interest Period Selection constitutes a confirmation that effective                      (which shall be the last day of an Interest Period):

The requested Interest Period for                      of such LIBOR Loans shall be      months.

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.1.2.4(b) of the Credit Agreement.

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Credit Agreement.

Exhibit C-3

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

The undersigned acknowledges receipt of a copy of this Confirmation of Interest Period Selection:

CITIBANK, N.A.,	Date: ,
as Administrative Agent for the Lenders

By:
Name:
Title:

2

EXHIBIT C-4

to the Credit Agreement

FORM OF NOTICE OF LC ACTIVITY

(Delivered pursuant to Section 2.2.3)

[Date]

Citibank, N.A.,

  as Administrative Agent for the Banks

2 Penns Way, Suite 200

New Castle, Delaware 19720

Attention: Barbara Fellure

Tel: 302-894-6021

Fax: (212) 994-0961

Re:	Tampa Electric Company: Notice of LC Activity

This Notice of LC Activity is delivered to you pursuant to Section 2.2.3 of that certain Amended and Restated Credit Agreement dated as of October 11, 2005 (“Credit Agreement”), among Tampa Electric Company, a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Citibank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings specified in Exhibit A to the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

1. We request that [a/the] [specify Letter of Credit] be [issued] [extended] [changed] as provided below:

2. The issue date of the Letter of Credit is                     , and the [extended] Expiration Date of the Letter of Credit is             , neither of which is later than the earlier of (a) one year after the issue date of such Letter of Credit and (b) five Banking Days prior to the Maturity Date.

3. The Stated Amount of the Letter of Credit to be issued is $                     which, together with the aggregate principal amount of all Loans made under the Credit Agreement, the aggregate Stated Amount of all other Letters of Credit now outstanding and the aggregate amount of all Reimbursement Obligations now outstanding, does not exceed the Total Commitment.

[USE FOR INCREASING STATED AMOUNT OF LETTERS OF CREDIT] We request that the Stated Amount of the Letter of Credit in favor of                      be changed from $                     to $                     which, together with the aggregate principal amount of all Loans made under the Credit Agreement, the aggregate Stated Amount of all other Letters of Credit now outstanding and the aggregate amount of all Reimbursement Obligations now outstanding, does not exceed the Total Commitment.]

4. Administrative Agent is instructed to deliver the [Letter of Credit] [notice of extension] [notice of change in Stated Amount] to                     , [the LC Beneficiary] [Borrower], at [address].

The undersigned further confirms and certifies to Administrative Agent and each Lender that the Letter of Credit requested or modified hereby shall only be used in the manner and for the purposes specified and permitted by the Credit Agreement, and that, as of the date of the issuance of such Letter of Credit, the conditions set forth in Section 3.2 of the Credit Agreement have all been satisfied or waived in accordance with the terms thereof.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

2

EXHIBIT D

to the Credit Agreement

BORROWER’S CLOSING CERTIFICATE

Pursuant to Section 3.1.9 of the Amended and Restated Credit Agreement (as defined below), the undersigned hereby certifies on this [    ]th day of [                    ] 2005 to CITIBANK, N.A., as administrative agent (“Administrative Agent”) for the Lenders under that certain Amended and Restated Credit Agreement, dated as of October 11, 2005 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among Tampa Electric Company, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Administrative Agent, that:

1. Borrower is not or, but for the passage of time or the giving of notice or both will not be, in breach of any material obligation thereunder which is reasonably expected to have a Material Adverse Effect on Borrower.

2. Each representation and warranty made in Article IV of the Credit Agreement is true and correct as of the Closing Date (unless such representation or warranty expressly relates to another time).

3. There exists no Event of Default or Inchoate Default as of the Closing Date.

4. The conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or have been waived in accordance with Section 7.9 of the Credit Agreement.

All capitalized terms used herein which are defined in the Credit Agreement shall have the meaning given to them in Exhibit A to the Credit Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, Borrower has executed this Certificate on the date set forth above.

TAMPA ELECTRIC COMPANY

By:
Name:
Title:

2